UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant   ☒                             Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
e.l.f. Beauty, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

WELL PEOPLE

e.l.f.
CAMO
CC CREAM
COLOR CORRECTING
FULL-COVERAGE
NATURAL FINISH
+
Collagen, Peptides
& Niacinamide
Broad Spectrum
SPF 30
Sunscreen

KEYS
SOULCARE
KEYS

E.L.F. BEAUTY

2021 proxy statement

HOLY HYDRATION!
MAKEUP MELTING
CLEANSING BALM
e.l.f.
with hyaluronic acid,
ceramides and peptides

2021 PROXY STATEMENT
&
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

August 26, 2021
8:30 a.m., Pacific time
Virtual Meeting

TABLE OF CONTENTS

	page		page

Letter from our Chairman and CEO	1	Compensation Philosophy, Objectives, and Design	47
Notice of Annual Meeting of Stockholders	2	Compensation Setting Process	48
Introduction	3	Compensation Program Components	50
Our Board of Directors	10	Other Compensation Information	58
Proposal 1: Election of Four Class II Directors	10	Compensation Committee Report	60
Nominees	12	Executive Compensation Tables	62
Continuing Directors	16	Summary Compensation Table	62
Our Board of Directors	21	Grants of Plan-Based Awards	63
Membership and Key Attributes	21	Outstanding Awards at Fiscal Year-End	63
The Role and Responsibilities of our Board	22	Stock Option Exercises and Stock Vested	65
How our Board is Organized	23	Additional Tables	65
How our Directors are Selected	27	Compensation Committee Interlocks and Insider Participation	69
How our Directors are Evaluated	29	Equity Compensation Plan Information	70
Meeting Attendance	29	Our Stockholders	71
How our Directors are Paid	30	Beneficial Ownership of Common Stock	71
How You can Communicate with our Board	31	Stockholder Engagement	72
Our Company	33	Stockholder Proposals	72
Our Executive Officers	33	Audit Matters	75
Our Team, Culture, and Values	36	Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm	75
Certain Relationships and Related Party Transactions	40	Audit Fees and Services	76
Corporate Governance Materials	41	Pre-Approval Policy	76
Executive Compensation	42	Audit Committee Report	76
Proposal 2: Advisory Vote to Approve Compensation for our Named Executive Officers	42	Additional Information	78
Compensation Discussion and Analysis	43	Questions and Answers	82
Named Executive Officers	43	Annex A: GAAP to Non-GAAP Reconciliation Tables	89
Executive Summary	43

2021 Proxy Statement

2021 Proxy Statement

LETTER FROM OUR CHAIRMAN AND CEO

Dear Fellow Stockholders,
FY 2021 was a year unlike any other, with the unprecedented events that took place across our country and communities. While our business results certainly stand out, these results were years in the making. We were strong entering the pandemic, and we leaned into our strengths—our digital engagement, core value proposition, and ability to adapt at “e.l.f. speed”—to continue to fuel our performance. We have now posted nine consecutive quarters of net sales growth.
Tarang Amin Chairman and CEO

e.l.f. Cosmetics was the only top five U.S. color cosmetics brand to post growth and gain share in FY 2021. Our FY 2021 results demonstrate that our business model and competitive advantages are robust, as we successfully navigated a challenging landscape and strengthened our market position.
Our mission to make the best of beauty accessible to every eye, lip and face is more important than ever. Since our founding, we’ve had a deep commitment to diversity and inclusion. As of March 31, 2021, we were one of only five public companies listed in the United States with a board of directors with over 55% women and over 20% Black or African American representation (out of nearly 4,000 public companies). We’re also proud that our employee base, which, as of March 31, 2021, was over 75% women, over 40% diverse, and over 60% Millennial and Gen Z, is representative of the diverse consumers we serve.
Looking ahead, we believe we’re still in the early stages of realizing the full potential of our business. In the year ahead, we plan to continue to focus on executing our five strategic imperatives:
1.Driving brand demand.
2.Major step-up in digital.
3.Delivering industry-leading innovation of prestige-quality products at extraordinary prices.
4.Driving productivity with our national retail partners.
5.Delivering cost savings to fuel brand investments.
We commend the hard work of our Board of Directors and our team, who rose to the occasion to navigate a challenging environment. As we continue to leverage our strengths, we believe we are well positioned to deliver growth to increase stockholder value and lead with purpose as we strive to make the best of beauty accessible for all.
We are pleased to invite you to attend our 2021 Annual Meeting of Stockholders. Your vote is important to us.
Thank you for your ongoing support of, and continued interest in, e.l.f. Beauty.
Sincerely,

1	2021 Proxy Statement

E.L.F. BEAUTY, INC. NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

when	where	record date
August 26, 2021 at 8:30 a.m., Pacific time	Virtual Meeting meetings.computershare.com/MW2Q9Z9	July 6, 2021

items of business		voting recommendation
1.	Elect four Class II directors.	“FOR” all of the nominees

2.	Approve, on an advisory basis, the compensation of our named executive officers.	“FOR”

3.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2022.	“FOR”

4.	Transact other business that may properly come before the annual meeting.

YOUR VOTE IS VERY IMPORTANT! Make your vote count. Please cast your vote as soon as possible, even if you plan to attend the 2021 annual meeting. For information about registering, attending, and voting at the 2021 annual meeting, please see under the heading “Additional Information—Important Information Regarding the Virtual Meeting” on page 78 of the proxy statement.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on August 26, 2021.
The Notice of Annual Meeting of Stockholders, Proxy Statement, and Annual Report on Form 10-K for the year ended March 31, 2021 are available at www.edocumentview.com/ELF.

Vote by Internet	Vote by Phone	Vote by Mail*	Vote by Ballot
Access the website indicated on the Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form.	Call the number on the Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form.	Sign, date, and return the proxy card or voting instruction form in the postage-paid envelope. *if you requested paper materials	Attend the 2021 annual meeting and vote your shares using the online ballot.

By Order of the Board of Directors,

Scott Milsten
General Counsel and Corporate Secretary
Oakland, California
July 16, 2021

2021 Proxy Statement	2

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes
INTRODUCTION
Our Company and Brands
e.l.f. Beauty, Inc. (NYSE: ELF) (“e.l.f. Beauty” or “we”) is a multi-brand beauty company that offers inclusive, accessible, cruelty-free cosmetics and skincare products. Our mission is to make the best of beauty accessible to every eye, lip and face.
We believe our ability to deliver 100% cruelty-free, premium-quality products at accessible prices with broad appeal differentiates us in the beauty industry. We believe the combination of our fundamental value equation, digitally-led strategy, as well as our world-class team’s ability to execute with speed, has positioned us well to navigate a rapidly changing landscape in beauty.
Our brands are:

e.l.f. Cosmetics makes the best of beauty accessible to every eye, lip and face by offering high-quality, prestige-inspired cosmetics and skincare products at an extraordinary value, all formulated 100% vegan and cruelty-free.

W3LL PEOPLE is a clean beauty pioneer, raising the standard for high-performance, plant-powered, cruelty-free cosmetics since 2008. W3LL PEOPLE’s product-line includes 35+ EWG VERIFIED™ products, a leading standard of “clean and healthy” in the beauty space.

Keys Soulcare is a lifestyle beauty brand created with artist, producer, actress, and New York Times best-selling author Alicia Keys. With an inclusive point of view, an authentic voice and a line of skin-loving, dermatologist-developed, cruelty-free offerings, Keys Soulcare aims to bring new meaning to beauty by honoring ritual in our daily life and practicing intention in every action.

Our brands are available online and in leading beauty, mass-market, and clean beauty specialty retailers. Our brands are positioned to touch diverse consumer cohorts at different price points. All three of our brands have accessible pricing relative to their competitive set and further our mission of making the best of beauty accessible to every eye, lip and face.

3	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes
Below is a chart of our brands and how we view them based on distribution and price point:
Our Board and Our Team
Diverse and Highly Experienced Team
Our Board of Directors (our “Board”), management, and employees are highly experienced, with proven track records managing and growing brand portfolios. At e.l.f. Beauty, we are committed to diversity, equity, and inclusion. We believe it is important that our team reflects the diverse consumers we serve. Our commitment to diversity, equity, and inclusion starts at the top with a highly skilled and diverse Board.
We are proud to be, as of March 31, 2021, one of only five public companies listed in the United States with a board of directors that has over 55% women and over 20% Black or African American representation (out of nearly 4,000 public companies). We’re also proud that our employee base is representative of the diverse consumers we serve.

9 Directors		220 Employees
56% Women	33% Diverse	77% Women	63% Millennial/Gen Z	42% Diverse

1 of 5 Public Companies with	>55% Women on Board of Directors	and	>20% Black Representation on Board of Directors

*	Employment statistics represent our employees in the United States, United Kingdom, and Canada, where over 70% of our workforce is located.

2021 Proxy Statement	4

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes
Strong, Independent, and Active Board

89% independent	key qualification/experience	number of directors	key qualification/experience	number of directors
	Consumer Products	●●●●●●●●● 7 out of 9	Tech/Digital Media	●●●●●●●●● 6 out of 9
	Retail/Beauty	●●●●●●●●● 4 out of 9	Operations	●●●●●●●●● 5 out of 9
	Financial/Accounting	●●●●●●●●● 4 out of 9	Public Company Boards	●●●●●●●●● 5 out of 9
	Corporate Governance	●●●●●●●●● 9 out of 9	Senior Leadership	●●●●●●●●● 9 out of 9
	Brand/Marketing	●●●●●●●●● 6 out of 9	M&A/Transactions	●●●●●●●●● 5 out of 9
Our Board is actively engaged in overseeing the strategic direction of e.l.f. Beauty and is committed to acting in the best interests of e.l.f. Beauty and our stockholders. Our Board recognizes the importance of having the right mix of skills, expertise, and experience, and is committed to continuously reviewing its capabilities, structure, and ongoing member refreshment on behalf of our stockholders. To that end, seven of our independent directors have joined our Board within the last six years.
Highlights from FY 2021

$318 million	65%	$6.2 million	$61 million
FY 2021 net sales	FY 2021 gross margin	FY 2021 net income	FY 2021 Adjusted EBITDA (1)

12%	80 basis points	$0.12	while continuing to invest in marketing and digital
YoY net sales growth	YoY gross margin growth	earnings per share

5.7%	100 basis points	e.l.f. Cosmetics was the only top five color cosmetics brand to grow sales and market share.	#2
market share (2)	YoY market share growth		favorite teen brand (3)

(1)	See Annex A for a reconciliation of net income to Adjusted EBITDA.
(2)	According to Nielsen xAOC 52 weeks ending March 27, 2021.
(3)	According to the Piper Sandler 41st Semi-Annual Taking Stock With Teens® Survey, Spring 2021. Up from #4 a year ago.
Strong Financial Results Despite COVID-19 Pandemic Headwinds
Our results for the fiscal year ended March 31, 2021 (“FY 2021”) demonstrate that our business model and competitive advantages are robust, as we strengthened our position in a challenging environment. We delivered 12% year-over-year net sales growth in FY 2021, greatly outpacing the U.S. color cosmetics category, which declined approximately 14% according to Nielsen. e.l.f. Cosmetics was the only top five U.S. color cosmetics brand to post growth and the only brand to gain share, with 5.7% of the category, up 100 basis points year-over-year.

5	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes
Continued Progress against Strategic Imperatives
In FY 2021, we continued our focus on executing our five strategic imperatives to create long-term value for our stockholders, highlights of which are discussed below:

Drive Brand Demand

•We continued to find innovative ways to engage and entertain our community, moving far beyond traditional beauty boundaries. In music, we were the first beauty brand to create a holiday album, launch on Triller, and have four songs make the U.S. and Global Billboard’s Triller Top 20 list. In gaming, we were the first major beauty brand to launch a branded channel on Twitch.
•We announced unexpected brand-on-brand partnerships with like-minded disruptors, including Chipotle. Our limited-edition product collaboration generated four billion press impressions and sold out in record time across multiple online channels.

•We increased our rank in Piper Sandler’s semi-annual teens survey from fourth favorite cosmetics brand last year to second this year, and just eight votes shy of the number one spot, reflecting our growing appeal with Gen Z.
•Our brand-building efforts continued to win awards, including being named one of Beauty’s Most Powerful Brands, Newsmaker of the Year, and one of the Top 10 Marketers of the year, among many others.

Major Step-Up in Digital

BEAUTY SQUAD LOYALTY PROGRAM

>2.4M
MEMBERS
~40%
GROWTH
~70%
OF SALES ON ELFCOSMETICS.COM
BEAUTY SQUAD LOYALTY MEMBERS AS OF 3/31/2021
FY 2021 GROWTH IN TOTAL ENROLLMENT VERSUS PY

•Digital consumption remained strong throughout FY 2021, up triple-digits year-over-year, with strength across elfcosmetics.com, retailer.coms, and Amazon.
•Digital channels expanded to 17% of our net sales in FY 2021, up from 9% a year ago.
•On elfcosmetics.com, approximately 75% of our shoppers in FY 2021 were new consumers.
•e.l.f. Cosmetics’ Beauty Squad loyalty program grew to over 2.4 million members, up 40% year-over-year.

2021 Proxy Statement	6

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Provide First-to-Mass Prestige-Quality Products

•e.l.f. Cosmetics saw continued success in its core segments—brushes, primers, concealers, brows and sponges—which make up approximately half of our sales. e.l.f. Cosmetics has the number one or two position in all five core segments and continued to drive market share gains in each, according to Nielsen.
•We continue to leverage our unique ability to create prestige-quality products at extraordinary prices. Two of our biggest product launches were Camo CC Cream and Lash it Loud mascara, which are helping to drive momentum in foundation and mascara (the two largest categories in color cosmetics).

•We fueled our momentum in the skincare category, which remains a major focus area across our brand portfolio. e.l.f. Cosmetics’ skincare consumption was up 22% in FY 2021 versus a category that was down 3%, according to Nielsen.

Drive National Retailer Productivity

INDUSTRY-LEADING PRODUCTIVITY

e.l.f.
Introducing
Camo CC Cream

•e.l.f. Cosmetics maintained its industry-leading productivity on a sales per foot basis at both Walmart and Target, our two largest customers. We also earned space expansion in FY 2021 with both Walmart and ULTA Beauty.
•We achieved new milestones internationally, which made up approximately 11% of our net sales in FY 2021. e.l.f. Cosmetics now ranks number eight in mass cosmetics in the United Kingdom, up from number 12 last year, and was the only top 10 brand to post growth, according to Nielsen.

•We celebrated a significant milestone on our sustainability journey—eliminating an estimated 650,000 pounds of packing since the inception of “Project Unicorn”.

7	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Deliver Cost Savings to Fuel Brand Investments

•We delivered 80 basis points of gross margin expansion in FY 2021 against tariff related pressure and growing foreign exchange headwinds.
•We successfully transferred all W3LL PEOPLE products to our China-based supply chain, unlocking significant cost of goods savings which we redeployed into more accessible pricing and greater brand investment.
•We delivered $61 million in Adjusted EBITDA in FY 2021 while continuing to invest in marketing and digital.

Executing on Strategic Extensions
FY 2021 marked our first full year operating W3LL PEOPLE, our plant-powered clean beauty brand. The key focus in FY 2021 was “recharging” W3LL PEOPLE, as we fundamentally transformed many aspects of the brand, including price points, imagery, website, social channels, media strategy, and the in-store experience. We expanded distribution for the brand, launching six of W3LL PEOPLE’s best-selling stock-keeping units (“SKUs”) in all ULTA Beauty stores as part of ULTA’s Conscious Beauty program, an initiative to provide consumers greater choices and transparency in clean beauty.
We also took an important step in our transformation to a multi-brand company with the launch of Keys Soulcare, our groundbreaking new lifestyle beauty brand with Alicia Keys. Keys Soulcare carves out a new category in beauty, called “soulcare”, which goes beyond skincare to care for the body, mind and spirit. The brand’s initial skincare collection included nine product offerings with dermatologist-developed clean formulas, skin-nourishing ingredients, and soul-nurturing rituals. Keys Soulcare is also accelerating our global retail strategy, launching in the United States with ULTA Beauty, in the United Kingdom with Cult Beauty, and in eight countries across Western Europe with Douglas.
Furthering our Environmental, Social and Governance Commitment and Initiatives
e.l.f. Beauty is led by its purpose—we stand with every eye, lip, face and paw—and we are committed to operating in a sustainable manner and being a responsible corporate citizen for the benefit of our consumers, our investors, our team, the environment, and the communities in which we live and work.
Consistent with our values and commitments, we took a number of steps in FY 2021 to further our environmental, social and governance (“ESG”) journey, including:
•Enhanced ESG Policies and Disclosure. In FY 2021, we launched a new initiative to enhance our ESG policies and disclosures. These efforts were led by our Senior Vice President, General Counsel, and Chief People Officer and our Vice President of Investor Relations, with support from business leaders throughout the company. Members of this group meet on a monthly basis and report to our executive officers quarterly on the status and progress of the team’s initiatives. Early in our fiscal year ending March 31, 2022 (“FY 2022”), our

2021 Proxy Statement	8

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes
management reviewed and updated various ESG policies and processes. Our ESG policies and processes can be found on the social impact page of our website at www.elfbeauty.com/social-impact.
•Expanded ESG Oversight. Our Board expanded the scope of the Nominating and Corporate Governance Committee’s responsibility to include oversight of our ESG processes, policies, and performance, and making ESG-related recommendations to our Board. The Nominating and Corporate Governance Committee will receive regular updates from management on progress and strategy.
•Improved Board Diversity. With the addition of Kenny Mitchell, we now have over 20% Black or African American representation on our Board. We are proud to be, as of March 31, 2021, one of only five public companies listed in the United States with a board of directors that has over 55% women and over 20% Black or African American representation (out of nearly 4,000 public companies). Our Board and the Nominating and Corporate Governance Committee will continue to consider diversity in all forms as it evaluates Board composition in the future.
•Achieved Sustainability Milestone. We celebrated a significant milestone on our sustainability journey—eliminating an estimated 650,000 pounds of packaging waste since the inception of “Project Unicorn”. Project Unicorn was designed to elevate e.l.f. Cosmetics’ product assortment, presentation, and navigation on-shelf, and resulted in a significant streamlining in our packaging footprint. The elimination of packaging waste was achieved by removing secondary cartons, vacuum formed trays, and paper insert cards, and slimming down secondary packaging.

9	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

OUR BOARD OF DIRECTORS

Proposal 1:	Election of Four Class II Directors
☑ FOR ALL
Our Board unanimously recommends a vote “FOR” all of the nominees for Class II director.
Our Board believes we have the right directors to lead e.l.f. Beauty. Our nominees, who are all current members of our Board, have strong consumer products, retail, and marketing experience, senior leadership and public company board experience, and a deep understanding of our business.

What am I Voting On?
Stockholders are being asked to elect four Class II directors, each for a three-year term—however, in order to evenly distribute our directors across all classes, Mr. Mitchell (if elected as a Class II director) will be reclassified by our Board as a Class I director immediately after election and serve a two-year term (rather than a three-year term).
What is the Required Vote?
The election of Class II directors will be determined by a plurality of the votes cast, meaning that the four nominees receiving the most “For” votes will be elected as Class II directors. “Withhold” votes and broker non-votes are not considered votes cast for this proposal and will have no effect on the election of Class II directors.
Who are the Nominees?
Our Board has nominated the following four individuals for election as Class II directors at the 2021 annual meeting. All of our nominees are current members of our Board.

Lauren Cooks Levitan	Kenny Mitchell

•Chief Financial Officer of Faire Wholesale, Inc. •Director since 2016, Audit Committee member.	•Chief Marketing Officer of Snap, Inc. •Director since 2020, Compensation Committee member.

Richelle Parham	Richard Wolford

•President of Global eCommerce and Business Development at Universal Music Group. •Director since 2018, Audit Committee member.	•Retired; Former Chairman of the Board, Chief Executive Officer, and President of Del Monte Foods Company. •Director since 2014, Audit Committee chair.

2021 Proxy Statement	10

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Each of the nominees has consented to being named as a nominee in this proxy statement and to serving as a Class II director (and with respect to Mr. Mitchell, to serving as a Class I director upon reclassification) if elected.
Ms. Cooks Levitan, Ms. Parham, and Mr. Wolford were previously elected to our Board by our stockholders in 2018. Mr. Mitchell was appointed to our Board in November 2020 to fill a vacancy on our Board created by an increase in the size of our Board; he is standing for election as a director by stockholders for the first time. Mr. Mitchell was recommended to our Board by Boardspan Inc., an independent director search firm engaged by the Nominating and Corporate Governance Committee.
If elected:
•each of Ms. Cooks Levitan, Ms. Parham, and Mr. Wolford will serve until the 2024 annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, or removal; and
•Mr. Mitchell, upon reclassification by our Board, will serve until the 2023 annual meeting of stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation, or removal.
If for any reason any nominee is unable or declines to serve at the time of the 2021 annual meeting, the persons named as proxies in the proxy card will have the authority to vote for substitute nominees, or vote to allow the vacancy created thereby to remain open until filled by our Board. Our Board has no reason to believe that any of the nominees will be unable or decline to serve as a director if elected.
What are the Qualifications of the Nominees?
The following pages contain a brief biography of each nominee and description of the relevant experiences, qualifications, attributes, and skills of each nominee that led the Nominating and Corporate Governance Committee and our Board to recommend that person as a nominee for director.
We have carefully evaluated the other forms of service of our nominees and determined that all of our nominees can commit the requisite time and attention to serve our stockholders’ interests. Additionally, none of our nominees are “over-boarded” according to thresholds of certain major institutional investors and proxy advisory firms, according to their respective voting policies.
For additional information about our nominees, please visit investor.elfbeauty.com/corporate-governance/board-of-directors.

11	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Nominees

Lauren Cooks Levitan
Age:	55
Current Occupation and Select Prior Experience
•Chief Financial Officer of Faire Wholesale, Inc., an online wholesale marketplace company, since September 2019.
•Chief Financial Officer of Fanatics, Inc., a retailer of licensed sports apparel and merchandise, from June 2015 to September 2019.
•Co-Founder and Managing Partner of Moxie Capital LLC, a private equity firm, from January 2009 to May 2015.
Other Affiliations/Experience/Information
•25 years of financial and accounting experience.
•Member of the board of directors of Crew Knitwear, a privately held women and girls clothing company.
Education
•B.A. in Political Science from Duke University.
•M.B.A. from Stanford University Graduate School of Business.

Independent
Director since: 2016
Term ends: 2021
Committees: Audit
Key qualifications:
Retail/Beauty
Financial/Accounting
Corporate Governance
Tech/Digital Media
Operations
Senior Leadership
M&A/Transactions

We believe Ms. Cooks Levitan’s operational, financial and strategic experience across a variety of retail businesses provide her with the qualifications and skills to serve as a member of our Board.

2021 Proxy Statement	12

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Nominees

Kenny Mitchell
Age:	45
Current Occupation and Select Prior Experience
•Chief Marketing Officer of Snap, Inc., a camera and social media company, since June 2019.
•Vice President, Brand Content and Engagement, at McDonald’s Corporation, a fast food company, from February 2018 to June 2019.
•Head of Consumer Engagement at Gatorade (a division of PepsiCo, Inc., a global food and beverage company) from March 2015 to February 2018.
Other Affiliations/Experience/Information
•Over 17 years of brand and marketing experience.
•Member of the advisory board at The Tuck School of Business at Dartmouth.
•Member of the board of the Sanford School.
•Advisor to Overtime Elite, a professional basketball league for high schoolers.
Education
•A.B. in Economics and Sociology from Dartmouth College.
•M.B.A. from The Tuck School of Business at Dartmouth.

Independent
Director since: 2020
Term ends: 2021
Committees: Comp.
Key qualifications:
Consumer Products
Corporate Governance
Brand/Marketing
Tech/Digital Media
Senior Leadership

We believe Mr. Mitchell’s extensive experience in building iconic brands and driving industry-leading performance through innovative, fully-integrated and award-winning marketing programs provide him with the qualifications and skills to serve as a member of our Board.

13	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Nominees

Richelle Parham
Age:	53
Current Occupation and Select Prior Experience
•President of Global eCommerce and Business Development at Universal Music Group, a music publishing company, since June 2021.
•Partner of WestRiver Group, an investment manager, from September 2019 to June 2021.
•General Partner of Camden Partners, a private equity firm, from October 2016 to September 2019.
•Vice President, Chief Marketing Officer, of eBay, Inc., a global payments and commerce company, from November 2010 to March 2015.
•Head of Global Marketing Innovation and Initiatives and head of Global Marketing Services at Visa, Inc., a financial services company, from 2008 to 2010.
Other Public Boards
•Best Buy, Inc. (NYSE: BBY), an electronic products retailer (audit committee; and nominating, corporate governance, and public policy committee).
•Laboratory Corporation of America (LabCorp) (NYSE: LH), a laboratory testing company (audit committee; and nominating and corporate governance committee).
•Scripps Network Interactive Inc. (prior to acquisition, NYSE: SNI), a content developer for television, the Internet, and emerging platforms, from 2012 to 2018 when it was acquired.
Other Affiliations/Experience/Information
•    Over 25 years of global strategy and marketing experience.
•    Member of the advisory board for Girls Who Code.
•    Member of the board of trustees of Drexel University.
Education
•    Double B.S. in Business Administration and Design Arts from Drexel University.

Independent
Director since: 2018
Term ends: 2021
Committees: Audit
Key qualifications:
Consumer Products
Financial/Accounting
Corporate Governance
Brand/Marketing
Tech/Digital Media
Public Company Boards
Senior Leadership

We believe Ms. Parham’s executive experience and global strategy and marketing experience, as well as expertise in understanding consumers, provide her with the qualifications and skills to serve as a member of our Board.

2021 Proxy Statement	14

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Nominees

Richard Wolford
Age:	76
Current Occupation and Select Prior Experience
•Interim President and Chief Executive Officer of Diamond Foods, Inc., a packaged food company, from February 2012 to May 2012.
•Chief Executive Officer and President of Del Monte Foods Company, a food production and distribution company, from 1997 to 2011 when it was acquired.
•Chief Executive Officer of HK Acquisition Corp., a food industry investment manager, from 1988 to 1996.
•President of Dole Packaged Foods, a division of Dole Food Company, Inc., a multinational agricultural company, from 1982 to 1987.
Other Public Company Boards
•Schiff Nutrition, Inc. (prior to acquisition, NYSE: SHF) from 2011 to 2013 when it was acquired.
•Del Monte Foods Company (Chairman) (prior to acquisition, NYSE: DLM) from 1997 to 2011 when it was acquired (chairman of the board of directors from 2000 to 2011).
Other Affiliations/Experience/Information
•Over 30 years leading consumer products businesses.
•Former and current member of the boards of directors of numerous private companies.
•Chairman of the board of directors of the Grocery Manufacturers Association (“GMA”), from 2010 to 2011, resigning upon the sale of Del Monte Foods Company, and Vice Chairman of GMA from 2008 to 2010.
•Member of the board of directors of Consumer Goods Forum, a global association of consumer-packaged goods companies, retailers, and manufacturers, during tenure as Chairman of GMA.
Education
•    B.A. in Economics from Harvard University.

Independent
Director since: 2014
Term ends: 2021
Committees: Audit (Chair)
Key qualifications:
Consumer Products
Financial/Accounting
Corporate Governance
Operations
Public Company Boards
Senior Leadership
M&A/Transactions

We believe Mr. Wolford’s extensive public company management, reporting, finance, and corporate governance experience, as well as deep knowledge of the consumer products industry, provide him with the qualifications and skills to serve as a member of our Board.

15	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Continuing Directors

Tarang Amin Chairman
Age:	56
Current Occupation and Select Prior Experience
•Chief Executive Officer of e.l.f. Beauty since January 2014, Chairman of the Board since August 2015, and President of e.l.f. Beauty since March 2019.
•President and Chief Executive Officer of Schiff Nutrition, Inc. (prior to acquisition, NYSE: SHF), a manufacturer of nutritional supplements, from March 2011 to January 2013 when it was acquired.
•Vice President, General Manager, Litter, Food, and Charcoal Strategic Business Units, of The Clorox Company, a multinational manufacturer and marketer of consumer products, from April 2008 to March 2013.
Other Public Company Boards
•Schiff Nutrition, Inc. (prior to acquisition, NYSE: SHF) from 2011 to 2013 when it was acquired.
Other Affiliations/Experience
•Nearly 30 years of experience leading consumer products and retail businesses.
•Member of the board of directors of Pharmavite LLC, a privately held dietary supplements company.
Education
•B.A. in International Policy from Duke University.
•M.B.A. from Duke University.

Director since: 2014
Term ends: 2022
Committees: None
Key qualifications:
Consumer Products
Retail/Beauty
Corporate Governance
Brand/Marketing
Tech/Digital Media
Operations
Public Company Boards
Senior Leadership
M&A/Transactions

2021 Proxy Statement	16

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Continuing Directors

Lori Keith
Age:	52
Current Occupation and Select Prior Experience
•Portfolio Manager of the Parnassus Mid Cap Fund at Parnassus Investments since 2008.
•Senior Research Analyst at Parnassus Investments from 2005 to 2008.
•Vice President of Investment Banking at Deloitte & Touche Corporate Finance from 2001 to 2003.
Other Affiliations/Experience/Information
•Over 25 years of financial and institutional investment experience, including ESG and sustainable investing experience.
•Member of the executive committee of Parnassus Investments.
•Member of the board of trustees of The Athenian School.
Education
•B.A. in Economics from the University of California, Los Angeles.
•M.B.A. from Harvard Business School.

Independent
Director since: 2020
Term ends: 2022
Committees: NomGov
Key qualifications:
Financial/Accounting
Corporate Governance
Senior Leadership
M&A/Transactions

17	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Continuing Directors

Kirk Perry
Age:	54
Current Occupation and Select Prior Experience
•President and Chief Executive Officer of Information Resources, Inc. (“IRI”), a data analytics and market research company, since May 2021.
•President, Global Client and Agency Solutions at Google LLC, a technology company, from December 2013 to May 2021.
•President, Global Family Care at The Procter & Gamble Company, a multinational consumer goods company, from May 2011 to December 2013.
Other Public Company Boards
•The J. M. Smucker Company (NYSE: SJM), a branded food products manufacturer (executive compensation committee).
Other Affiliations/Experience/Information
•24 years of consumer products experience with Procter & Gamble.
•Member of the board of directors of the Hillerich & Bradsby Co. (Louisville Slugger), a sporting goods manufacturer, from September 2013 to August 2017.
•Member of the boards of directors of several non-profit organizations.
Education
•B.B.A. in Marketing and Finance from the University of Cincinnati.

Independent
Director since: 2016
Term ends: 2023
Committees: Comp. (Chair)
Key qualifications:
Consumer Products
Corporate Governance
Brand/Marketing
Tech/Digital Media
Operations
Public Company Boards
Senior Leadership

2021 Proxy Statement	18

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Continuing Directors

Beth Pritchard Lead Independent Director
Age:	74
Current Occupation and Select Prior Experience
•Principal and Strategic Advisor of Sunrise Beauty Studio, LLC, a beauty branding company, from 2009 to October 2017.
•North American Advisor to M.H. Alshaya Co., a multinational retail franchise operator based in the Middle East, from 2008 to 2013.
•President and CEO and subsequent Vice Chairman of Dean & DeLuca, Inc., a gourmet and specialty foods retailer, from 2006 to 2009.
•President and Chief Executive Officer of Organized Living Inc., an organization products company, from 2004 to 2005.
•Various executive positions with L Brands, Inc., a multinational apparel and retail company, from 1991 to 2003 (President and CEO of Bath & Body Works, CEO of Victoria’s Secret Beauty, and CEO of The White Barn Candle Company).
Other Public Company Boards
•Loblaw Companies Limited (TSE: L), a food and pharmacy company (governance, employee development, nominating and compensation committee; and risk and compliance committee).
•Cabela’s Inc. (prior to acquisition, NYSE: CAB), an outdoor products retailer, from 2011 to 2017 when it was acquired.
•Vitamin Shoppe, Inc. (NYSE: VSI) from 2008 to 2018.
Other Affiliations/Experience/Information
•Over 30 years of experience leading consumer products and retail businesses.
•Former member of the boards of directors of numerous private companies.
•2019 National Association of Corporate Directors (“NACD”) Directorship 100 Honoree.
Education
•B.A. in International Relations from the University of Wisconsin-Milwaukee.
•M.B.A. from Marquette University.

Independent
Director since: 2017
Term ends: 2022
Committees: NomGov (Chair)
Key qualifications:
Consumer Products
Retail/Beauty
Corporate Governance
Brand/Marketing
Operations
Public Company Boards
Senior Leadership
M&A/Transactions

19	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Continuing Directors

Maureen Watson
Age:	53
Current Occupation and Select Prior Experience
•Chief Product Officer of Madison Reed, Inc., a hair care and color company, since March 2015.
•Senior Vice President, Merchandising, at Sephora USA, Inc., a cosmetics and personal care products retailer, from March 2013 to March 2015.
•Senior Vice President, Global Sales and Merchandising of Lucky Brand Jeans, at Lucky Brand, Inc., a clothing company, from September 2010 to September 2011.
Other Affiliations/Experience/Information
•Over 30 years of retail experience.
•Member of the board of directors of the San Francisco AIDS Foundation.
Education
•B.A. in Political Science and French from Middlebury College.

Independent
Director since: 2015
Term ends: 2023
Committees: NomGov
Key qualifications:
Consumer Products
Retail/Beauty
Corporate Governance
Brand/Marketing
Tech/Digital Media
Senior Leadership

2021 Proxy Statement	20

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Our Board
Membership and Key Attributes, Skills, and Experiences

				committee memberships
name	independent	age	years on board	audit	comp	nomgov
Tarang Amin—Chairman		56	7.4
Lori Keith	✓	52	1.0			Member
Lauren Cooks Levitan	✓	55	4.9	Member
Kenny Mitchell	✓	45	0.7		Member
Richelle Parham	✓	53	3.3	Member
Kirk Perry	✓	54	4.8		Chair
Beth Pritchard—Lead Independent Director	✓	74	3.7			Chair
Maureen Watson	✓	53	5.9			Member
Richard Wolford	✓	76	6.9	Chair
Percentage/Average	89%	58	4.3
Our commitment to diversity, equity, and inclusion starts at the top with a highly skilled and diverse Board. We believe diversity on our Board is important because a variety of points of view improves the quality of dialogue, contributes to a more effective decision-making process, enhances overall culture, and ultimately increases our capacity for long-term growth. We are proud to be, as of March 31, 2021, one of only five public companies listed in the United States with a board of directors that has over 55% women and over 20% Black or African American representation (out of nearly 4,000 public companies).

89% Independent	56% Women	33% Diverse	4.3 years Average Tenure	58 Average Age

1 of 5 Public Companies with	>55% Women on Board of Directors	and	>20% Black Representation on Board of Directors
Currently, 77% of our Board self-identifies as a member of a diverse gender, racial, ethnic, or underrepresented group. Our directors self-identify as follows:

percentage of directors
American Indian or Alaska Native	—
Asian	11%
Black or African American	22%
Native Hawaiian or Other Pacific Islander	—
Hispanic, Latinx or Spanish Origin	—
White	67%
Male	44%
Female	56%

21	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Our directors bring a broad set of skills and experiences to our Board. Listed below are certain skills and experiences that we consider important for our directors to possess in light of our current business.

name	consumer products	retail/beauty	financial/accounting	corporate governance	brand/marketing	tech/ digital media	operations	public company boards	senior leadership	m&a/transactions

Tarang Amin	✓	✓		✓	✓	✓	✓	✓	✓	✓
Lori Keith			✓	✓					✓	✓
Lauren Cooks Levitan		✓	✓	✓		✓	✓		✓	✓
Kenny Mitchell	✓			✓	✓	✓			✓
Richelle Parham	✓		✓	✓	✓	✓		✓	✓
Kirk Perry	✓			✓	✓	✓	✓	✓	✓
Beth Pritchard	✓	✓		✓	✓		✓	✓	✓	✓
Maureen Watson	✓	✓		✓	✓	✓			✓
Richard Wolford	✓		✓	✓			✓	✓	✓	✓
	78%	44%	44%	100%	67%	67%	56%	56%	100%	56%
Director Independence
All of our directors, except Mr. Amin, are independent under NYSE listing standards, making our Board 89% independent.
Our Board has determined that Ms. Keith, Ms. Cooks Levitan, Mr. Mitchell, Ms. Parham, Mr. Perry, Ms. Pritchard, Ms. Watson, and Mr. Wolford each qualifies as an independent director under NYSE listing standards. Mr. Amin is not considered independent because he is the Chief Executive Officer of e.l.f. Beauty.
NYSE’s independent director definition includes a series of objective tests, including that the director is not, and has not been within the last three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by NYSE listing standards, our Board has made an affirmative determination as to each independent director that he or she has no material relationship with e.l.f. Beauty (either directly or as a partner, stockholder, or officer of an organization that has a relationship with us). In making these determinations, our Board considered ownership of our common stock by each director and reviewed and discussed information provided by each director with regard to that director’s business and personal activities and relationships as they may relate to e.l.f. Beauty and our management.
There are no family relationships among any of our directors or executive officers.
The Role and Responsibilities of our Board
Our Board represents our stockholders’ interests and is responsible for furthering the long-term success and value of e.l.f. Beauty, consistent with our Board’s fiduciary duties to our stockholders. Our Board has responsibility for establishing broad corporate policies, setting strategic direction, and overseeing management, which is responsible for the day-to-day operations of e.l.f. Beauty.
In fulfilling this role, each director must exercise his or her good faith business judgment in the best interests of e.l.f. Beauty and our stockholders. We are committed to conducting our business in accordance with ethical business principles.

2021 Proxy Statement	22

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Integrity and ethical behavior are core values of e.l.f. Beauty. Our Board provides the best example of these values and will reinforce their importance at appropriate times.
Our Board oversees the risk management process, while management oversees and manages risk on a daily basis. Our executive team provides regular reports to our Board on areas of material risk to e.l.f. Beauty, including operational, financial, legal, regulatory, and strategic risks. In addition, as part of its review of operational risk, our Board reviews cybersecurity risks facing e.l.f. Beauty, including the potential for breaches of our key information technology systems and the potential for breaches of our systems and processes relating to the protection of consumer and employee confidential information.
While our Board is ultimately responsible for risk oversight, each of our Board committees assists in fulfilling these oversight responsibilities. Their specific areas of responsibility are:
•Audit Committee. The Audit Committee oversees management of risks relating to financial and internal controls. The Audit Committee also aids in the review of cybersecurity risks facing e.l.f. Beauty.
•Compensation Committee. The Compensation Committee oversees the management of risks relating to the compensation of executive officers and employees.
•Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee oversees the management of risks related to the effectiveness of our Board, including succession planning for our Board, our overall governance and structure, and ESG matters.
To facilitate our Board’s oversight of our risk management process, the chair of each committee reports (or delegates to another committee member or to our General Counsel to report) on its activities to our full Board, which enables our Board and its committees to coordinate the risk oversight role and keep informed of any developments impacting our risk profile.
How Our Board is Organized
Our Board currently consists of nine directors, with three classes of directors designated as Class I, Class II, and Class III. Each class of directors serves a staggered three-year term. At each annual meeting of stockholders, directors of the class whose term is expiring are elected for a term of three years. Our directors are currently classified as follows:

class I	term ends	class II	term ends	class III	term ends
Kirk Perry	2023	Lauren Cooks Levitan	2021	Tarang Amin	2022
Maureen Watson	2023	Kenny Mitchell (1)	2021	Lori Keith	2022
		Richelle Parham	2021	Beth Pritchard	2022
		Richard Wolford	2021

(1)	If elected to the Board at the 2021 annual meeting, Mr. Mitchell will be reclassified by our Board as a Class I director (and serve a two-year term rather than a three-year term) in order for the directors to be evenly distributed across the three classes. The imbalance in the classes was created by the appointment of Mr. Mitchell as a Class II director in November 2020 and the resignation of Sabrina Simmons, a Class I director, effective May 31, 2021.

23	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Board Leadership

name	position
Tarang Amin	Chairman
Kirk Perry	Chair of the Compensation Committee
Beth Pritchard	Lead Independent Director and Chair of the Nominating and Corporate Governance Committee
Richard Wolford	Chair of the Audit Committee
Our governance framework provides our Board with the discretion and flexibility to make determinations as needed to provide appropriate leadership for our Board. In making these determinations, our Board considers many factors, including the specific needs of the business and what is in the best interests of e.l.f. Beauty and our stockholders.
Our Board believes that our current Board leadership structure provides an effective balance between strong management leadership and appropriate safeguards and oversight by our independent directors.
Our Board encourages all directors to play an active role in overseeing our business. The non-management directors meet in executive session without management directors or management present on a regularly scheduled basis. These meetings allow non-management directors to discuss issues of importance to e.l.f. Beauty, including the business and affairs of e.l.f. Beauty as well as matters concerning management, without any member of management present.
Chairman. Mr. Amin, our Chief Executive Officer, currently serves as our Chairman. Our Board believes that having Mr. Amin serve as Chairman and Chief Executive Officer is important to our short- and long-term success as it provides certain synergies and efficiencies that enhance the functioning of our Board and, importantly, allows our Board to most effectively execute its role in overseeing business strategy.
As the director closest to our business, Mr. Amin is best able to identify many of the business issues that require the attention of our Board and, as Chairman, can best focus our directors’ attention on the most critical business matters. Further, in our Board’s experience, having Mr. Amin serve as both Chairman and Chief Executive Officer allows for timely and unfiltered communication with our Board on these critical business issues.
Lead Independent Director. When the roles of Chair of our Board and Chief Executive Officer are combined or the Chair is not an independent director (as defined under the NYSE listing standards), our independent directors appoint an independent director to serve as the Lead Independent Director. Ms. Pritchard currently serves as our Lead Independent Director.
Our Board believes that having a Lead Independent Director helps to ensure sufficient independence in Board leadership and provide effective independent functioning of our Board in its oversight and governance responsibilities. The Lead Independent Director performs the functions and duties provided in our Lead Independent Director Guidelines and as otherwise may be requested by our Board. Our Lead Independent Director Guidelines are periodically reviewed and updated by our Board and the Nominating and Corporate Governance Committee. A copy of our Lead Independent Director Guidelines is available on our investor relations website at investor.elfbeauty.com/corporate-governance/governance-guidelines.
Committee Chairs. Each of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee is led by a chair that is an independent director.
Below is a summary of the key responsibilities of our Board leadership positions:

2021 Proxy Statement	24

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

role	key responsibilities
Chairman	•Presides over meetings of our Board.

•Sets the agendas and schedules for Board meetings in consultation with our Lead Independent Director.

•Consults and advises our Board and its committees on the business and affairs of e.l.f. Beauty.

•Performs such other duties as may be assigned by our Board.

Chief Executive Officer	•In charge of the daily affairs of e.l.f. Beauty, subject to the overall direction and supervision of our Board and its committees and subject to such powers as reserved by our Board.

Lead Independent Director	•Together with the Chairman and management, develops and approves Board meeting agendas and meeting schedules.

•Provides to our Board supplemental materials or information as advisable.

•Presides at executive sessions of the independent directors.

•Facilitates discussion and open dialogue among the independent directors.

•Serves as a liaison between the Chairman and management and the independent directors.

•Communicates to the Chairman and management, as appropriate, any decisions reached, suggestions, views or concerns expressed by independent directors.

•In appropriate circumstances and in conjunction with our Board, makes himself or herself available for consultation and communication with our major stockholders.

•Provides the Chairman with feedback and counsel concerning the Chairman’s interactions with our Board.

•Performs such functions and duties set forth in the Lead Independent Director Guidelines.

Committee Chairs	•Preside over committee meetings.

•Set the agenda and schedules for committee meetings.

•Regularly report to the full Board on committee activities.
Board Committees
Our Board currently has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The primary responsibilities (and other details) of each committee are

25	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

described below. These committees play a critical role in our governance and strategy, and each committee has access to management and the authority to retain independent advisers as it deems appropriate.
Each committee operates pursuant to a written charter, which are available on our investor relations website at investor.elfbeauty.com/corporate-governance/board-committees. Each committee reviews and assesses its charter at least annually and recommends changes to our Board to reflect the evolving role of the committee.

Audit Committee

Current members:	Independent (1):	●●● 3 out of 3	Four meetings held in FY 2021.
Richard Wolford (Chair)
Lauren Cooks Levitan (2)	Financially Literate (3):	●●● 3 out of 3
Richelle Parham			The Audit Committee Report is on page 76.

(1)	Each member of the Audit Committee meets the independence requirements of SEC regulations and NYSE listing standards.
(2)	Designated as an “audit committee financial expert” by our Board within the meaning of Securities and Exchange Commission (“SEC”) regulations.
(3)	Per NYSE’s financial literacy requirements.
Primary responsibilities:
•Appoints, compensates, retains, and oversees the work of our independent auditors.		•Oversees and evaluates the scope of the external and internal audit reviews and results.

•Assesses the qualification and independence of our independent auditors.		•Reviews and discusses with management our periodic reports and earnings releases.

•Oversees and reviews our financial and accounting controls and processes.		•As appropriate, initiates inquiries into aspects of our internal accounting controls and financial affairs.

Compensation Committee

Current members:	Independent (1):	●● 2 out of 2	Five meetings held in FY 2021.
Kirk Perry (Chair)
Kenny Mitchell			The Compensation Committee Report is on page 60.

(1)
Each member of the Compensation Committee meets the independence requirements of SEC regulations, the regulations of the Internal Revenue Code of 1986 (the “Internal Revenue Code”), and NYSE listing standards.

Primary responsibilities:
•Reviews and sets the compensation of our executive officers.		•Reviews and makes recommendations to our Board regarding compensation for our directors.

•Reviews and approves all employment, severance, and change in control arrangements with our executive officers.		•Reviews and approves our incentive-compensation and equity-based compensation plans.

The Compensation Committee has the authority to retain consultants and advisers as it may deem appropriate in its sole discretion and has the sole authority to approve related fees and other engagement terms.
For additional information regarding the Compensation Committee, see under the heading “Executive Compensation—Compensation Discussion and Analysis—Compensation Setting Process”.

2021 Proxy Statement	26

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Nominating and Corporate Governance Committee

Current members:	Independent (1):	●●● 3 out of 3	Three meetings held in FY 2021.
Beth Pritchard (Chair)
Lori Keith
Maureen Watson

(1)	Each member of the Nominating and Corporate Governance Committee meets the independence requirements of NYSE listing standards.
Primary responsibilities:
•Oversees our corporate governance policies and ESG program and policies.		•Makes recommendations regarding candidates for our Board and Board committees.

•Oversees the evaluation of our Board.		•Makes recommendations regarding governance matters.
How our Directors are Selected

Sources for Candidates	è è è	In Depth Review by Nominating and Corporate Governance Committee	è è è	Nomination/Appointment/Election
Directors Management Stockholders Search firms		Candidate qualifications Current Board composition Independence and potential conflicts Diversity		Recommend slate of nominees êêê Full Board review and approval êêê Nomination/appointment/election

Director Suggestions from our Board
The Nominating and Corporate Governance Committee is responsible for reviewing with our full Board, on an annual basis, the appropriate characteristics, skills, and experience required for our Board as a whole and the individual directors. In evaluating the suitability of individual candidates for our Board (both new candidates and current directors), the Nominating and Corporate Governance Committee and our Board consider many factors, including the following:

•personal and professional integrity	•experience in the industries in which we operate

•ethics and values	•conflicts of interest

•experience in corporate management, such as serving as an officer or former officer	•experience as a board member or executive officer of another publicly held company

•practical and mature business judgment	•diversity of expertise and experience in substantive matters pertaining to our business relative to other Board members
Our Board evaluates each individual in the context of our Board as a whole, with the objective of assembling a group of directors that can best maximize the success of our business and represent our stockholders’ interests through the exercise of sound judgment using its depth in these various areas.

27	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

While our Board does not have a specific diversity policy regarding Board composition, our Board is committed to diversity, equity, and inclusion and the Nominating and Corporate Governance Committee considers diversity in all forms as it evaluates Board composition and potential new directors. In addition, the Nominating and Corporate Governance Committee also considers potential candidates’ experience in attracting, developing, and retaining qualified personnel and fostering a corporate culture that reflects our values and encourages diversity, equity, and inclusion.
In November 2020, Boardspan Inc., an independent director search firm engaged by the Nominating and Corporate Governance Committee, completed its efforts in supporting the successful recruitment of Mr. Mitchell to our Board.
Director Suggestions from our Stockholders
In addition to candidates identified through its own internal processes, the Nominating and Corporate Governance Committee will evaluate candidates for director that are suggested by any stockholder.
In order for the Nominating and Corporate Governance Committee to consider a stockholder suggestion, the stockholder must submit proof of e.l.f. Beauty stock ownership and submit an explanation of the reasons why the stockholder believes the candidate is qualified for service on our Board. To fully evaluate the candidate, the Nominating and Corporate Governance Committee may request the stockholder provide additional information regarding the suggested candidate.
The Nominating and Corporate Governance Committee evaluates candidates suggested by stockholders using the same principles and methodologies as it uses to evaluate other candidates (including candidates identified by our Board or our executive team).
There is no set deadline or timing for a stockholder to suggest a candidate for our Board. Stockholder suggestions for nominees for director should be submitted in writing to:
e.l.f. Beauty, Inc.
ATTN: Corporate Secretary
570 10th Street
Oakland, California 94607
The procedures described above are meant to establish an additional means by which stockholders can contribute to our process for identifying and evaluating candidates for our Board and are not meant to replace or limit stockholders’ general nomination rights, as discussed below, in any way.
Stockholder Director Nomination Right
Any stockholder may nominate a candidate or candidates for election to our Board at an annual meeting of stockholders if the stockholder complies with the advance notice, information, and consent provisions contained in our bylaws, which are briefly described below.
To nominate a candidate, a stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified to serve on our Board. The stockholder must also provide other information about the candidate that would be required by the SEC rules to be included in a proxy statement.
In addition, the stockholder must include the consent of the candidate with respect to the candidate’s nomination and commitment to serve if elected, and describe any relationships, arrangements or undertakings between the stockholder and

2021 Proxy Statement	28

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

the candidate regarding the nomination or otherwise. The stockholder must also submit a director questionnaire and an agreement completed by each candidate (forms of which must be requested from us), and the stockholder must provide any other information required by our bylaws. The stockholder must also submit proof of ownership of our common stock.
If a stockholder wishes to nominate one or more persons for election to our Board at the 2022 annual meeting of stockholders, we must receive notice of the nomination between April 28, 2022 and May 28, 2022 according to our bylaws. However, if the date of the 2022 annual meeting of stockholders is more than 30 days before or more than 60 days after August 26, 2022, notice must be received not later than the 90th day prior to the date of the 2022 annual meeting of stockholders or, if later, the 10th day following the day on which public disclosure of the date of the 2022 annual meeting of stockholders is first made.
Stockholder director nominations must be submitted in writing to:
e.l.f. Beauty, Inc.
ATTN: Corporate Secretary
570 10th Street
Oakland, California 94607
We did not receive notice of any director nominations from our stockholders for the 2021 annual meeting.
How our Directors are Evaluated
Our Board is committed to continual corporate governance improvement. Our Board, and each committee, conducts an annual self-evaluation to review and assess its overall effectiveness, including with respect to strategic oversight, board structure and operation, interaction with and evaluation of management, governance policies, and committee structure and composition. As appropriate, these assessments may result in updates or changes to our practices as well as commitments to continue existing practices that our directors believe contribute positively to the effective functioning of our Board and committees.
Meeting Attendance
Our Board meets at least quarterly each year and special meetings may be held as permitted by our bylaws. Committee meetings are held at such times as the committee may determine, with the goal of meeting at least quarterly each year. Directors are expected to attend and participate in Board meetings and applicable committee meetings, and spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.
During FY 2021 our Board held 10 meetings. Each director, for the portion of FY 2021 that the director was a member of our Board or a particular committee, as applicable, attended at least 75% of the aggregate of the total number of meetings of our Board held during FY 2021 and the total number of meetings held during FY 2021 by all committees of our Board on which that director served.
Although we do not have a policy with regard to directors’ attendance at the annual meetings of stockholders, all directors are encouraged to attend the annual meeting of stockholders. Each director that was on our Board on the date of the 2020 annual meeting of stockholders attended the 2020 annual meeting of stockholders.

29	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

How our Directors are Paid
Non-Employee Director Compensation Program
We compensate our non-employee directors for their service on our Board in accordance with our Non-Employee Director Compensation Program. We also reimburse all directors for their reasonable business expenses incurred in connection with their activities as directors.
Our Non-Employee Director Compensation Program in effect for FY 2021 provided for the following compensation to our non-employee directors:

retainer	cash (1)	stock award (2)	total
Annual Retainer	$45,000	$140,000	$185,000
Lead Independent Director Retainer	$20,000	—	$20,000
Audit Committee Chairperson Retainer	$15,000	—	$15,000
Audit Committee Member Retainer	$7,500	—	$7,500
Compensation Committee Chairperson Retainer	$10,000	—	$10,000
Compensation Committee Member Retainer	$5,000	—	$5,000
Nominating and Corporate Governance Committee Chairperson Retainer	$6,000	—	$6,000
Nominating and Corporate Governance Committee Member Retainer	$3,000	—	$3,000

(1)	The cash portion is paid on a quarterly basis, based on a “Board term” (which runs from annual meeting of stockholders to annual meeting of stockholders). If a director does not serve as a non-employee director for the entire quarter, the cash portion of the retainer will be pro-rated based on the portion of the quarter that director served as a non-employee director. Prior to January 1 of any year, a non-employee director may elect to receive all of his or her cash retainers for the following year in the form of time-vesting restricted stock units (“RSUs”), which are granted on the date of the annual meeting of stockholders and vest on the same schedule as the RSU portion of the annual retainer as described in footnote 2.
(2)	Payable in time-vesting RSUs. The actual number of RSUs granted to a non-employee director is calculated by dividing the dollar amount of the award by the closing trading price of our common stock on the date of grant. The dollar amount of the award is pro-rated for new non-employee directors. The RSU portion of the annual retainer is granted on the date of each annual meeting of stockholders, or for new non-employee directors, on the date of appointment, and vests in full on the earlier of (i) the first anniversary of the grant date or (ii) immediately prior to the next annual meeting of stockholders after the grant date, subject to the director continuing to serve as a non-employee director through the vesting date. All RSUs granted to our non-employee directors pursuant to the Non-Employee Director Compensation Program vest fully immediately prior to the occurrence of a change in control (as defined in our 2016 Equity Incentive Award Plan).
Director Compensation Table
The following table shows the compensation earned by or paid to our non-employee directors for their service in FY 2021. All dollar amounts are rounded to the nearest whole dollar amount.

name	fees earned or paid in cash	stock awards (1) (6)	total
Lori Keith (2)	$36,103	$161,841	$197,944
Lauren Cooks Levitan	$50,000	$139,988	$189,988
Kenny Mitchell (3)	$17,414	$108,926	$126,340
Richelle Parham	$52,500	$139,988	$192,488
Kirk Perry (4)	$69,466	$139,998	$209,464
Beth Pritchard	$71,000	$139,988	$210,988
Sabrina Simmons (5)	$60,000	$139,988	$199,988
Maureen Watson (4)	$60,000	$139,993	$199,993
Richard Wolford (4)	$65,625	$139,988	$205,613

2021 Proxy Statement	30

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

(1)	Represents the grant date fair value of annual RSUs granted to the director, calculated in accordance with FASB ASC Topic 718 for stock-based compensation transactions, disregarding the effects of estimated forfeitures. For a discussion of the valuation of these awards, see Notes to Consolidated Financial Statements at Note 14 in the 2021 Annual Report. These amounts do not reflect the amount the director has actually realized or will realize from the awards upon the vesting of the granted RSUs, or the sale of the shares underlying the granted RSUs.
(2)	Ms. Keith was appointed to our Board on July 2, 2020 and, as such, received a pro-rated equity award for the FY 2020 Board term (measured as the date of the 2019 annual meeting to date of the 2020 annual meeting) in addition to her equity award for the FY 2021 Board term (measured as the date of the 2020 annual meeting to the date of the 2021 annual meeting).
(3)	Mr. Mitchell was appointed to our Board on November 12, 2020, and, as such, received a pro-rated equity award for the FY 2021 Board term.
(4)	Elected to receive RSUs in lieu of cash for the FY 2021 Board term. The RSUs received in lieu of cash for the FY 2021 Board term were granted on August 27, 2020 (the date of the 2020 annual meeting). The grant date fair value of such RSUs, calculated in accordance with FASB ASC Topic 718 for stock-based compensation transactions based on the assumptions described in footnote 1, is included in the “fees earned or paid in cash” column. $716 of the amount shown for Mr. Perry in the “fees earned or paid in cash” column represents the incremental compensation paid to Mr. Perry in cash as a result of his promotion to the chair of the Compensation Committee during the FY 2020 Board term. $13,750 of the amount shown for Mr. Perry in the “fees earned or paid in cash” column, $12,000 of the amount shown for Ms. Watson in the “fees earned or paid in cash” column, and $13,125 of the amount shown for Mr. Wolford in the “fees earned or paid in cash” column represents cash paid to such director during the additional “stub” quarter between the date of the one year anniversary of the 2019 annual meeting (May 21, 2020) and the 2020 annual meeting (August 27, 2020) created by the change in our fiscal year end in 2018.
(5)	Ms. Simmons resigned from our Board effective May 31, 2021 and, as such, forfeited her entire equity award for the FY 2021 Board term on her resignation effective date.
(6)	The following table shows the number of unexercised stock options and RSUs held by our non-employee directors as of March 31, 2021.

name	unexercised stock options	RSUs (*)
Lori Keith	—	7,474
Lauren Cooks Levitan	34,500	7,474
Kenny Mitchell	—	4,967
Richelle Parham	—	7,474
Kirk Perry	27,600	10,411
Beth Pritchard	—	7,474
Maureen Watson	34,500	10,037
Richard Wolford	34,500	10,277

(*)	100% of the RSUs will vest on the date of the 2021 annual meeting, subject to the director’s continued service through such date.
How You can Communicate with our Board
e.l.f. Beauty and our Board welcome open communication with stockholders and appreciate input that advances our goal of enhancing stockholder value. We engage regularly with our stockholders and encourage anyone, including our stockholders, to contact our Board or individual directors about corporate governance or matters related to our Board or e.l.f. Beauty. Individuals may send written communications to our Board, committees of our Board, or individual directors by mailing those communications to our Corporate Secretary at:
e.l.f. Beauty, Inc.
ATTN: Corporate Secretary
570 10th Street
Oakland, California 94607
Depending on the subject matter, our Corporate Secretary will:
•forward the communication to the director or directors to whom it is addressed;

31	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

•attempt to handle the inquiry directly, for example when the request is for information about e.l.f. Beauty or is a stock-related matter; or
•not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
At each Board meeting, a member of management presents a summary of all communications received since the last meeting that were not forwarded to our Board or the director or directors to whom they were addressed. A member of management also makes those communications available to our Board upon request.

2021 Proxy Statement	32

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

OUR COMPANY
Our Executive Officers
The following is a list of our executive officers and their respective ages, positions, and brief biographies as of the date of this proxy statement.

Tarang Amin Chief Executive Officer and President
Age: 56
Current Role
•Mr. Amin has served as our Chief Executive Officer since January 2014 and as our President since March 2019.
More Information
•For more information about Mr. Amin, see under the heading “Our Board of Directors—Continuing Directors”.

Rich Baruch Senior Vice President and Chief Commercial Officer
Age: 52
Current Role
•Mr. Baruch has served as our Senior Vice President and Chief Commercial Officer since February 2014.
Select Prior Experience
•Senior Vice President and Chief Commercial Officer at Schiff Nutrition (until its acquisition, NYSE: SHF) from July 2012 to January 2013 when it was acquired.
•Vice President, Category Advisory Services at Coca-Cola Refreshments, a division of The Coca-Cola Company (NYSE: KO), a leading global beverage company, from December 2010 to June 2012.
•Over 10 years sales leadership experience with The Clorox Company.
Education
•B.A. in English from University of Pennsylvania.

33	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Mandy Fields Senior Vice President and Chief Financial Officer
Age: 40
Current Role
•Ms. Fields has served as our Senior Vice President and Chief Financial Officer since April 2019.
Select Prior Experience
•Chief Financial Officer of BevMo!, a retailer of alcoholic beverages, from June 2016 to March 2019.
•Vice President of Finance and Analytics at Albertsons Companies, a grocery company, from July 2015 to June 2016.
Education
•B.S. in Finance from Indiana University of Bloomington’s Kelley School of Business.

Josh Franks Senior Vice President, Operations
Age: 43
Current Role
•Mr. Franks has served as our Senior Vice President, Operations since January 2020.
Select Prior Experience
•Senior Vice President, Operations and Supply Chain, at Lyrical Foods (d/b/a Kite-Hill), a plant-based, dairy-free packaged food manufacturer, from July 2018 to December 2019.
•Vice President, Operations and Supply Chain, at Raybern Foods, a packaged food manufacturer, from April 2014 to March 2018.
Education
•B.S. in Business Administration, Operations Management, and Supply Chain Management from North Carolina State University.

2021 Proxy Statement	34

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Kory Marchisotto Senior Vice President and Chief Marketing Officer
Age: 45
Current Role
•Ms. Marchisotto has served as our Senior Vice President and Chief Marketing Officer since February 2019.
Select Prior Experience
•Senior Vice President, Marketing for bareMinerals, a brand of Shiseido Americas Corporation (TYO: 4911), a global beauty company, from 2016 to 2018.
•Senior Vice President of Marketing, Beauty Prestige Group (from 2015 to 2016) and Vice President of Marketing, Beauty Prestige Group (from 2011 to 2015) at Shiseido Americas Corporation.
Education
•Masters of Professional Studies, Cosmetics and Fragrance Marketing and Management from the Fashion Institute of Technology.
•B.B.A. in Marketing from Pace University’s Lubin School of Business.

Scott Milsten Senior Vice President, General Counsel, Chief People Officer, and Corp. Sec.
Age: 51
Current Role
•Mr. Milsten has served as our Senior Vice President, General Counsel, and Corporate Secretary since January 2014 and as our Chief People Officer since August 2016.
Select Prior Experience
•Senior Vice President, General Counsel, and Corporate Secretary at Schiff Nutrition (until its acquisition, NYSE: SHF) from July 2011 to January 2013 when it was acquired.
•Senior Vice President, General Counsel, and Corporate Secretary of Celera Corporation, a health-care diagnostics company (until its acquisition, NASDAQ: CRA), from August 2009 to June 2011 when it was acquired.
Education
•B.A. in English from Duke University.
•J.D. from University of Pennsylvania Law School.

35	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Our Team, Culture, and Values
e.l.f. Beauty is led by its purpose—we stand with every eye, lip, face and paw. We celebrate the unique beauty, voice and value of every eye, lip, and face. We’re committed to creating a culture internally, and in the world around us, where all individuals are encouraged to express their truest selves, are empowered to succeed and where we do the right thing for people, the planet and our furry friends.

Encourage Self Expression	Empower Others	Embody Our Ethics

We celebrate diversity and make the best of beauty accessible.	We provide equal opportunities for growth and success.	We do the right thing for all people, the planet and our furry friends.

As a company, our shared value system is what connects us and guides our decisions:
•Delight our consumer. Our consumers inspire and inform us. They are the reason we are here and at the heart of everything we do.
•Work together to win. We treat each other with respect and leverage each other’s strengths. We are open, honest and direct in the spirit of helping the team succeed.

•Do the right thing. In our actions and words, we lead with honesty and integrity. We don’t take shortcuts.
•Execute with speed and quality. Consumers know us by what they see, touch and experience. Execution matters and we are passionate about doing things well and with speed.

Encourage Self Expression: Promoting a Culture of Diversity, Equity, and Inclusion

Our commitment to diversity, equity, and inclusion is infinite. We believe in a world where everyone can own their beauty, without compromise.
Our mission is to make the best of beauty accessible to every eye, lip and face and we believe it is important that our team reflects the diverse consumers we serve.

2021 Proxy Statement	36

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

We promote diversity, equity, and inclusion at all levels of our workforce and are committed to ensuring that appropriate levels of diversity—including, but not limited to, gender, race, sexual orientation, national origin, ability, and age—are represented across our entire team. Our senior leadership team takes ownership of, and responsibility for, our diversity, equity and inclusion initiatives and programs.
Our commitment to diversity, equity, and inclusion starts at the top with a highly skilled and diverse Board. As of March 31, 2021, we were one of only five public companies listed in the United States with a board of directors that has over 55% women and over 20% Black or African American representation (out of nearly 4,000 public companies). We’re also proud that our employee base, which, as of March 31, 2021, was over 75% women, over 40% diverse, and over 60% Millennial and Gen Z, is representative of the diverse consumers we serve. We are committed to increasing the representation of women and visible minorities in our workforce.
The following table provides certain statistics of our Board and our team as of March 31, 2021. For information about our Board diversity, age, tenure, and skills, see under the heading “Our Board of Directors—About our Board”.

	board of directors	senior leadership (1)	all employees (2)
Gender
Female	56%	43%	77%
Male	44%	57%	23%
Age
Millennial and Gen Z	—	—	63%
All other	100%	100%	37%
Race/Ethnicity
Black or African American	22%	14%	8%
Hispanic or Latinx	—	—	14%
Asian	11%	29%	15%
Native American	—	—	1%
Two or more races	—	—	5%
White	67%	57%	58%

(1)	Includes all executive officers and our Vice President, General Manager of our China Operations.
(2)	Includes our employees in the United States, United Kingdom, and Canada, where over 70% of our workforce is located.
We believe that to drive change, there must be continuous education, learning, and sharing. We are committed to providing diversity, equity, and inclusion programs and initiatives that go beyond what is legally required of our company. We require all employees to participate in unconscious bias training, so that we might learn how to recognize potential bias in our thoughts and actions. We host open forums with our senior leadership to share and encourage uncomfortable conversations. Additionally, we regularly host education events for our employees to lean into cultural moments such as Black History Month; International Women’s Month; Asian American and Pacific Islander (“AAPI”) Heritage Month; Lesbian, Gay, Bisexual, Transgender and Queer (“LGBTQ”) Pride Month; and LatinX Heritage Month.

37	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Empower Others: Supporting the Full Potential of our Employees
Employee Pay and Benefits
Our talented employees are at the core of our business strategy. We place a high priority on attracting, recruiting, developing, and retaining diverse global talent. Our benefits and programs are designed to support the total well-being and promote the full potential of our employees.
With regards to compensation, we take a “one-team” approach—every employee receives a base salary, every employee is eligible under a single bonus plan (which is tied solely to our financial performance and does not include a personal performance component), and every employee receives an equity award in e.l.f. Beauty stock. We believe this approach—which applies across all employee levels and geographies—is unique in the beauty industry and contributes to our success in hiring and retaining top talent and driving business results.
In the United States, where over 70% of our workforce is located, benefits for our full-time employees include:
•financial benefits, including competitive compensation, a portion of which is tied to our performance and aligned with the interests of our stockholders, as well as retirement savings plans and commuter benefits;
•healthcare benefits including flexible spending accounts, disability and life insurance;
•family support and flexibility benefits including up to 20 weeks of parental leave for the birth or adoption of a child as well as the placement of a foster child, as well as fertility and adoption support;
•wellness and time off programs including an employee assistance program, access to wellness coaches and paid time off;
•community impact programs including volunteer time off and donation matching programs;
•education and career development programs including high performance teamwork coaching, as well as ongoing learning and training opportunities; and
•other benefits, such as “Pawternity Leave” for the adoption of a shelter animal.
Outside of the United States, we provide similarly competitive benefit packages to those provided to our United States employees but tailored to market-specific practices.
Employee Satisfaction
We measure our employee satisfaction and identify opportunities for improvement through employee engagement surveys.
In April 2021, we conducted a new benchmarked engagement survey of our employees. All of our global employees were offered an opportunity to participate and 77% of our employees submitted a response. The responses returned an overall favorable employee engagement score of 88%—17 percentage points above the industry benchmark.
The survey was conducted through a platform service delivered by Culture Amp and the responses were analyzed against Culture Amp’s Consumer Goods & Services 2020 Benchmark, which includes survey results from a minimum of 20 companies and 20,000 employees at organizations that are direct-to-consumer and produce and sell various products and services.

2021 Proxy Statement	38

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

The engagement survey results were as follows:

	e.l.f. Beauty	consumer goods and services 2020 benchmark	difference (percentage points)
Employee Engagement	88%	71%	+17%
Questions that determine employee engagement
I would recommend my company as a great place to work	94%	82%	+12%
My company motivates me to go beyond what I would in a similar role elsewhere	91%	69%	+22%
I am proud to work for my company	95%	88%	+7%
I rarely think about looking for a job at another company	78%	54%	+24%
I see myself working at my company in two years’ time	84%	63%	+21%
Embody our Ethics: Doing the Right Thing for All People, the Planet, and our Furry Friends
All People
We proudly support human rights and individual expression and freedom. As such, we ensure our employees have their rights respected, regardless of age, gender, ethnicity, religion, abilities, or sexual orientation. We also expect our suppliers and partners to observe these principles when providing products and services to us.
The Planet
We are committed to being responsible stewards of our environment.
In FY 2021, we celebrated a significant milestone on our sustainability journey—eliminating an estimated 650,000 pounds of packaging waste with the e.l.f. Cosmetics brand as part of our “Project Unicorn” initiative. Project Unicorn was designed to elevate e.l.f. Cosmetics’ product assortment, presentation, and navigation on-shelf, and resulted in a significant streamlining in our packaging footprint. Since Project Unicorn’s launch in February 2019, we have eliminated an estimated 650,000 pounds of packaging waste by removing secondary cartons, vacuum formed trays, and paper insert cards, and slimming down secondary packaging. In total, packaging for over 200 e.l.f Cosmetics SKUs has been reduced through Project Unicorn across multiple categories.
We have work to do to reach the sustainability standards we want to meet as a company, and stand committed to advancing our sustainability initiatives and continuing to find ways to minimize our environmental impact.
Our Furry Friends
We are proud to be a 100% cruelty-free company. We do not conduct or tolerate any tests on animals, nor do we use any ingredients that are tested on animals in any of our products. Each of our brands is certified by People for the Ethical Treatment of Animals (“PETA”) as “Global Animal Test-Free”, a label given to companies and brands who have verified that their own facilities and their suppliers do not conduct, commission, pay for, or allow any tests on animals for their ingredients, formulations, or finished products.

39	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

COVID-19 Response
Throughout the COVID-19 pandemic, our first priority has been the safety and well-being of our employees and community. We sent safety kits with gloves, hand sanitizers, and disinfectant wipes to all of our employees. We also gave each employee an additional $1,000 to help defray some of the rising costs of supplies, delivery services, and children and family care needs.
Building on the success of our #eyeslipsface TikTok hashtag challenge, we remixed our original “Eyes. Lips. Face” song into a new “Eyes. Lips. Face. SAFE.” public service announcement to raise awareness of basic preventive measures to help stop the spread of COVID-19.
We also donated $25,000 to each of the Alameda County Community Food Bank and the New York Common Pantry to help feed those in need due to the COVID-19 pandemic.
Certain Relationships and Related Party Transactions
Policy and Procedures
The Audit Committee has adopted a written policy regarding transactions between e.l.f. Beauty and our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any affiliates or members of the immediate family of any of the foregoing. We refer to these individuals and entities as “related parties” and these relationships generally as “related party transactions”.
Any request for us to enter into a related party transaction in which the amount involved exceeds $120,000 and a related party would have a direct or indirect interest must first be presented to the Audit Committee for review, consideration, and approval. The Audit Committee reviews all the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and considers any conflicts of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics.
Related Party Transactions during the Year
The following is a description of related party transactions entered into during FY 2021 in which the amount involved exceeds $120,000 and a related party would have a direct or indirect interest:
•we paid compensation to our directors and executive officers in FY 2021. See under the heading “Our Board of Directors—How our Directors are Paid” for information regarding compensation paid to our directors and under the heading “Executive Compensation” for information regarding compensation paid to our executive officers.
Rule 10b5-1 Plans
Certain of our executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the individual when entering into the Rule 10b5-1 plan, without further direction from them. The individual may amend or terminate the Rule 10b5-1 plan in specified circumstances.

2021 Proxy Statement	40

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Corporate Governance Materials
Our Corporate Governance Guidelines are intended to provide a set of flexible guidelines for the effective functioning of our Board, including director qualifications and responsibilities, management succession and Board committees. Our Corporate Governance Guidelines are reviewed regularly and revised as necessary or appropriate in response to changing regulatory requirements, evolving best practices, and other considerations. A copy of our Corporate Governance Guidelines is available on our investor relations website at investor.elfbeauty.com/corporate-governance/governance-guidelines.
In addition to our Corporate Governance Guidelines, we have adopted a Code of Business Conduct and Ethics for our directors, officers, and employees, including our principal executive officer and principal financial officer, and principal accounting officer. Our Code of Business Conduct and Ethics is designed to help directors and employees resolve ethical and compliance issues encountered in the business environment. We will make any legally required disclosures regarding amendments to, or waivers of, our Code of Business Conduct and Ethics on our investor relations website. A copy of our Code of Business Conduct and Ethics is available on our investor relations website at investor.elfbeauty.com/corporate-governance/code-of-business-conduct-ethics.

41	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

EXECUTIVE COMPENSATION

Proposal 2:	Advisory Vote to Approve Compensation for our Named Executive Officers
☑ FOR
Our Board unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation for our named executive officers.
Our Board believes our executive compensation program aligns the interests of our executive officers with the long-term interests of our stockholders and, consistent with our pay-for-performance culture, rewards our executive officers when we achieve our short- and long-term strategic and financial goals.

What am I Voting On?
At the 2020 annual meeting of stockholders, our stockholders expressed a preference to hold future advisory (non-binding) votes on the compensation of our named executive officers on an annual basis. Consistent with that vote, stockholders are being asked to indicate their support, on an advisory (non-binding) basis, for the compensation of our named executive officers for FY 2021 as described in this proxy statement by casting a vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to e.l.f. Beauty, Inc.’s named executive officers for FY 2021, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation discussion and analysis, compensation tables, and narrative discussion, is hereby APPROVED.”
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.
Stockholders should review the information under the heading “Executive Compensation—Compensation Discussion and Analysis” and the tables and narrative discussion under the heading “Executive Compensation—Executive Compensation Tables”. Our Board and the Compensation Committee believe that the policies and procedures discussed in the following sections are effective in achieving our goals and have contributed to our recent and long-term success.
Because the vote is advisory, it is not binding on our Board or e.l.f. Beauty. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and our Board and, accordingly, our Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
What is the Required Vote?
The compensation of our named executive officers for FY 2021 will be approved, on an advisory basis, by a majority of votes cast (meaning the number of shares voted “For” must exceed the number of shares voted “Against” in order for this proposal to be approved). Abstentions and broker non-votes are not considered votes cast for this proposal and will have no effect on the vote for this proposal.

2021 Proxy Statement	42

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Compensation Discussion and Analysis
The compensation discussion and analysis (the “CD&A”) provides information with respect to compensation for our named executive officers for the fiscal year ended March 31, 2021 (“FY 2021”).
The compensation provided to our named executive officers in FY 2021 is discussed in detail in the CD&A and in the tables under the heading “Executive Compensation—Executive Compensation Tables”.
The CD&A is organized into the following sections:

•	Named Executive Officers, starting on page 43;

•	Executive Summary, starting on page 43;

•	Compensation Philosophy, Objectives, and Design, starting on page 47;

•	Compensation Setting Process, starting on page 48;

•	Compensation Program Components, starting on page 50; and

•	Other Compensation Information, starting on page 58.
Named Executive Officers
Our named executive officers for FY 2021 were as follows:

name	position
Tarang Amin	Chairman, Chief Executive Officer, President, and Director
Rich Baruch	Senior Vice President and Chief Commercial Officer
Mandy Fields	Senior Vice President and Chief Financial Officer
Kory Marchisotto	Senior Vice President and Chief Marketing Officer
Scott Milsten	Senior Vice President, General Counsel, Chief People Officer, and Corporate Secretary
For biographical information regarding our named executive officers, see under the heading “Our Company—Our Executive Officers”.
Executive Summary
Our Company and our Brands
e.l.f. Beauty is a multi-brand beauty company that offers inclusive, accessible, cruelty-free cosmetics and skincare products. Our mission is to make the best of beauty accessible to every eye, lip and face.
We believe our ability to deliver 100% cruelty-free, premium-quality products at accessible prices with broad appeal differentiates us in the beauty industry. We believe the combination of our fundamental value equation, digitally-led strategy, as well as our world-class team’s ability to execute with speed has positioned us well to navigate a rapidly changing landscape in beauty.

43	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Our brands are:

e.l.f. Cosmetics makes the best of beauty accessible to every eye, lip and face by offering high-quality, prestige-inspired cosmetics and skincare products at an extraordinary value, all formulated 100% vegan and cruelty-free.

W3LL PEOPLE is a clean beauty pioneer, raising the standard for high-performance, plant-powered, cruelty-free cosmetics since 2008. W3LL PEOPLE’s product-line includes 35+ EWG VERIFIED™ products, a leading standard of “clean and healthy” in the beauty space.

Keys Soulcare is a lifestyle beauty brand created with artist, producer, actress, and New York Times best-selling author Alicia Keys. With an inclusive point of view, an authentic voice and a line of skin-loving, dermatologist-developed, cruelty-free offerings, Keys Soulcare aims to bring new meaning to beauty by honoring ritual in our daily life and practicing intention in every action.
Strong Financial Results Despite COVID-19 Pandemic Headwinds
Our results for FY 2021 demonstrate that our business model and competitive advantages are robust, as we strengthened our position in a challenging environment. We delivered 12% year-over-year net sales growth in FY 2021, greatly outpacing the U.S. color cosmetics category, which declined approximately 14% according to Nielsen. e.l.f. Cosmetics was the only top five U.S. color cosmetics brand to post growth and the only brand to gain share, with 5.7% of the category, up 100 basis points year-over-year.

$318 million	65%	$6.2 million	$61 million
FY 2021 net sales	FY 2021 gross margin	FY 2021 net income	FY 2021 Adjusted EBITDA (1)

12%	80 basis points	$0.12	while continuing to invest in marketing and digital
YoY net sales growth	YoY gross margin growth	earnings per share

5.7%	100 basis points	e.l.f. Cosmetics was the only top five color cosmetics brand to grow sales and market share.	#2
market share (2)	YoY market share growth		favorite teen brand (3)

(1)	See Annex A for a reconciliation of net income to Adjusted EBITDA.
(2)	According to Nielsen xAOC 52 weeks ending March 27, 2021.
(3)	According to the Piper Sandler 41st Semi-Annual Taking Stock With Teens® Survey, Spring 2021. Up from #4 a year ago.
Continued Progress Against Strategic Imperatives
In FY 2021, we continued our focus on executing our five strategic imperatives to create long-term value for our stockholders. See under the heading “Introduction—Highlights from FY 2021—Continued Progress against Strategic Imperatives” for additional information.

2021 Proxy Statement	44

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Executing on Strategic Extensions
We took important steps in FY 2021 in our transformation to a multi-brand company with the “recharge” of W3LL PEOPLE, our plant-powered clean beauty brand, and the launch of Keys Soulcare, our groundbreaking new lifestyle beauty brand with Alicia Keys. See under the heading “Introduction—Highlights from FY 2021—Executing on Strategic Extensions” for additional information.
Furthering our Environmental, Social and Governance Commitment and Initiatives
We took a number of steps to further our ESG journey in FY 2021. We enhanced our ESG policies and disclosure, expanded the responsibility of the Nominating and Corporate Governance Committee to include oversight of our ESG processes, policies, and performance, increased the diversity of our Board with the addition of Mr. Mitchell, and achieved a sustainability milestone by eliminating an estimated 650,000 pounds of packaging waste since the inception of “Project Unicorn”. See under the heading “Introduction—Highlights from FY 2021—Furthering our Environmental, Social and Governance Commitment and Initiatives” for additional information. Also see under the heading “Our Board of Directors—About our Board” and under the heading “Our Company—Our Team, Culture, and Values” for additional information regarding our Board, our company, and our team as it relates to ESG matters.
FY 2021 Executive Compensation Highlights

No increase in base salaries or annual cash incentive targets.	Cash incentive compensation tied solely to profitability.	Majority of compensation is variable, at-risk, and in equity.	Granted performance-based equity awards to all executive officers.	Adopted executive stock ownership policy and clawback policy.

Our executive compensation program is designed to directly tie the compensation paid to our executive officers to our performance and align the interests of our executive officers with the interests of our stockholders. Accordingly, in FY 2021, we continued to limit the cash component of, and emphasize the equity component of, our named executive officers’ total compensation. In addition, as described in more detail below, in response to the results of our 2020 say-on-pay vote and extensive stockholder outreach following the vote, we made meaningful changes to our executive compensation program in order to achieve greater pay-for-performance alignment and implement risk mitigation measures.
Highlights of our compensation-related decisions in FY 2021 include the following:
•No increases to cash compensation. We maintained base salaries and annual cash incentive opportunities for each of our named executive officers—in fact, we have never increased the base salaries or annual cash incentive opportunities for our named executive officers, which for Mr. Amin, Mr. Baruch, and Mr. Milsten remain the same as in their respective new hire offers in 2014 and for Ms. Fields and Ms. Marchisotto remain the same as in their respective new hire offers in 2019.
•Annual cash incentives tied to financial performance. We continued to tie our annual cash incentive compensation solely to our profitability. In addition, despite the uncertainty resulting from the COVID-19 pandemic during FY 2021, we made no adjustments to the performance targets under our annual cash incentive compensation program during FY 2021.

45	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

•Emphasis on equity compensation. We continued to provide the majority of compensation paid to our named executive officers in the form of equity to instill an ownership culture, align the interests of our named executive officers with the interests of our stockholders, and support long-term retention.
•Performance-based equity granted to all of our named executive officers. We granted performance-based restricted stock awards to all of our named executive officers to even more closely align their compensation with our strong pay-for-performance culture and focus on the delivery of substantial and sustainable value to stockholders. These performance-based restricted stock awards were eligible to vest based on e.l.f. Cosmetics’ relative share growth in the color cosmetics category (as reported by Nielsen).
•Stock ownership and clawback policies. We adopted an executive stock ownership policy and a compensation recovery (“clawback”) policy, which are both designed to mitigate compensation risk.
The compensation for our named executive officers for FY 2021 is discussed in more detail in the sections of the CD&A that follow.
Stockholder Feedback / Say-on-Pay Advisory Vote
At the 2020 annual meeting of stockholders, approximately 64% of the votes cast by our stockholders approved, on an advisory basis, the compensation of our named executive officers for the transition period ended March 31, 2019 (“2019T”) and the fiscal year ended March 31, 2020 (“FY 2020”). While the “say-on-pay” vote passed, we were disappointed in the overall level of support from our stockholders.
In response to the level of support, following the 2020 annual meeting of stockholders, the Compensation Committee conducted outreach to obtain our stockholders’ insights on our executive compensation program. As part of this outreach, the Compensation Committee reached out to our 20 largest non-management stockholders and, at its request, the California Public Employees’ Retirement System (“CalPERS”), which collectively represented approximately 65% of our outstanding common stock.
A member of the Compensation Committee, our General Counsel and Chief People Officer, our Vice President of Investor Relations, and, for some of the meetings, our Chief Executive Officer or our Chief Financial Officer, attended the meetings with the stockholders who accepted our invitations. Feedback from our stockholders was shared with our Board and the Compensation Committee and considered in our Board’s and the Compensation Committee’s discussions and decision-making.
Below is a summary of the principal feedback regarding our executive compensation program we received from our stockholders during these meetings, principal comments included in analyses by ISS and Glass Lewis, and the changes made by the Compensation Committee for our FY 2021 executive compensation program in response to this feedback and analysis. We believe these changes are beneficial to the creation of sustained long-term stockholder value.

2021 Proxy Statement	46

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

What We Heard	è è è	What We Did

Executives, other than our Chief Executive Officer, were not issued equity awards with performance-based vesting conditions.		We expanded the use of equity awards with performance-based vesting conditions to all of our executive officers in FY 2021.

The equity awards with performance-based vesting conditions that we issued to our Chief Executive Officer in FY 2020 were tied to stock price, which may be driven by external stock market movements and may not be relative to category or peer performance.		The equity awards with performance-based vesting conditions granted to all of our executive officers in FY 2021 included a relative performance metric that was tied to share growth in the color cosmetics category (as reported by Nielsen).

We did not have certain risk mitigation policies in place, such as a compensation clawback policy or an executive stock ownership policy.		We implemented a compensation clawback policy and an executive stock ownership policy in FY 2021.

Compensation Philosophy, Objectives, and Design

Attract and Retain Talent	Align with Stockholders	Pay-for-Performance
Attract, motivate, and retain highly talented and experienced executive officers who drive our success.	Align our executive officers’ incentives with the long-term interests of our stockholders.	Reward our executive officers for their performance and motivate them to achieve our short- and long-term and strategic and financial goals.

We design our executive compensation program based on a pay-for-performance philosophy. We believe our executive officers should be rewarded when we achieve our short-term and long-term strategic and financial goals, since these accomplishments reward our stockholders by generating better stock price returns.
We achieve our compensation objectives through an executive compensation program that:
•provides a competitive total pay opportunity that enables us to compete effectively for executive talent with large legacy consumer products, retail, and beauty companies, as well as with high growth technology and digital companies in the San Francisco Bay Area;
•emphasizes pay-for-performance by delivering a majority of our executive officers’ compensation only upon the achievement of our short-term and long-term strategic and financial goals, which are designed to deliver responsible and sustainable stockholder value growth; and
•provides strong alignment with our stockholders, with a significant majority of the target compensation opportunity for our executive officers delivered in the form of equity awards.
The Compensation Committee is also committed to effective compensation governance. Below is a summary of our key compensation governance practices, which are designed to drive performance, mitigate undue risk, and align the interests of our executive officers and other employees with the interests of our stockholders:

47	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

What We Do		What We Don’t Do

✓	We believe in pay-for-performance. The majority of our executive officers’ pay is variable and at-risk.	✗	We don’t guarantee annual salary increases or minimum cash bonuses.

✓	We heavily weight total compensation toward equity compensation to align our executive officers’ and our stockholders’ interests.	✗	We don’t modify our performance targets during the performance period.

✓	Our annual cash incentives are based solely on financial performance.	✗	We don’t have pension plans or executive-only benefit or retirement plans.

✓	We hold annual “say-on-pay” advisory votes.	✗	We don’t provide excise tax gross ups.

✓	We maintain mandatory stock ownership requirements for our executive officers.	✗	We don’t provide excessive perquisites to our executive officers.

✓	We maintain a compensation recovery (clawback) policy in the event of a financial restatement or fraud.	✗	We don’t permit hedging or pledging of our stock.

✓	We engage an independent compensation consultant to advise the Compensation Committee.	✗	We don’t grant discount options.

Compensation Setting Process
Roles and Responsibilities
The Compensation Committee has primary responsibility for reviewing and approving our overall compensation program, including reviewing and approving the form and amount of compensation to be paid or awarded to our executive officers, approving employment agreements with our executive officers, and performing a risk assessment of our compensation program in order to strike the appropriate balance of risk and reward without encouraging excessive or inappropriate risks that would have an adverse impact on stockholders. The Compensation Committee, management, and our independent compensation consultants work closely in managing our executive compensation program. A summary of each of their roles and responsibilities (and other relevant information) is summarized below:

role	responsibilities and other relevant information
Compensation Committee	•	Reviews and approves individual executive compensation decisions, including compensation for each of our executive officers (including our Chief Executive Officer), and new hire packages and employment agreements for new executive officers.

	•	Evaluates and manages our executive compensation philosophy and programs, overseeing decisions regarding specific equity-based compensation plans, programs, and grants.

	•	Reviews, at least annually, the selection of companies in our peer group to determine the competitiveness of executive officer and non-employee director compensation programs.

2021 Proxy Statement	48

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

role	responsibilities and other relevant information
	•	Conducts annual reviews and approves (or, if applicable, makes recommendations to our board of directors regarding the adoption and approval of) our cash-based and equity-based incentive compensation plans and arrangements for our executive officers and non-employee directors.

Management	Chief Executive Officer

	•	Reviews and makes recommendations regarding the salary, short-term incentive compensation targets, and other compensation for our executive officers (other than himself).

Chief People Officer

	•	Assists the Compensation Committee in fulfilling its responsibilities by providing advice on compensation best practices, information regarding attrition and retention at e.l.f. Beauty, as well as information regarding employee sentiment on such matters and employee engagement.

Compensation consultants	•	The Compensation Committee has engaged Radford, an independent compensation consultant and a part of the Rewards Solutions practice at Aon plc, to advise the Compensation Committee with respect to our overall executive compensation programs, including, among other matters, market comparisons, long-term incentive programs, targeted mix of compensation components, and characteristics of equity awards. Radford has been engaged by the Compensation Committee every year since our initial public offering in 2016.

	•	Radford reports directly to the Compensation Committee and does not provide any non-compensation related services to e.l.f. Beauty.

	•	Based on an assessment of the six independence factors established by the SEC, the Compensation Committee determined that the engagement of Radford does not raise any conflicts of interest or similar concerns.

	•	In addition, the Compensation Committee evaluated the independence of its other outside advisers, including outside legal counsel, considering the same independence factors and concluded their work for the Compensation Committee does not raise any conflicts of interest.
Peer Group
To assess the competitiveness of our executive compensation program, the Compensation Committee considers the compensation practices of peer companies reasonably similar to e.l.f. Beauty on the basis of, among other things, industry, consumer focus, revenue, market cap, and geography. The Compensation Committee periodically reviews and approves changes to the peer group based on the recommendation of its independent compensation consultant. As part of the Compensation Committee’s periodic review of our compensation peer group, the Compensation Committee, with assistance from Radford, approved the following peer group for setting executive compensation for FY 2021:

49	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

FY 2021 peer group
Benefitfocus	Lifetime Brands	Shake Shack	Tilly’s
Chuy’s	Movado Group	Shutterstock	ZAGG
Clarus	PetMed Express (1)	Stamps.com
Duluth	Planet Fitness	The Habit Restaurants
Etsy	Ruth's Hospitality Group	The Simply Good Foods Company (1)

(1)	Added in FY 2021 to the peer group.
*	Wageworks and Nutrisystem were removed from the peer group as both companies were acquired. Natural Health Trends and Nautilus were removed from the peer group as they fell significantly outside one or more of the approved selection criteria.
Compensation Program Components

Base Salary	Annual Cash Incentive	Long-Term Incentive
Cash	Cash	Equity
Fixed	Variable/At-risk	Variable/At-risk
Provides a stable level of pay to attract and retain talent.	Rewards achievement of our annual financial goals.	Rewards creation of long-term stockholder value.

Targeted Compensation Mix
The targeted mix of our three primary compensation elements (base salary, annual cash incentive, and long-term incentive) (1) for FY 2021 for our Chief Executive Officer and our other named executive officers are as follows:

(1)	Comprised of base salary (at the annual rate in effect) for FY 2021, target annual cash incentive for FY 2021, and the targeted value of the equity awards granted in FY 2021.

2021 Proxy Statement	50

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Base Salaries
We provide base salaries as a fixed source of compensation for our executive officers, allowing them a degree of certainty with respect to their day-to-day compensation. The Compensation Committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain highly qualified executive talent. The relative levels of base salary for each executive officer is designed to reflect that executive officer’s scope of responsibility and accountability to us, as well as our desire to maintain relative internal parity among our executive officers. The Compensation Committee reviews the base salaries of our executive officers on an annual basis, but has never made an adjustment.
FY 2021 Base Salaries
The base salaries for Mr. Amin, Mr. Baruch, and Mr. Milsten have not been increased in over seven years and remain the same as the base salaries set forth in their respective new hire offers in 2014. The base salaries for Ms. Fields and Ms. Marchisotto remain the same as the base salaries set forth in their respective new hire offers in 2019.
The decision to keep base salaries at the same level as provided at the time of hire was made based on our philosophy of delivering the majority of compensation through long-term equity-based compensation designed to deliver value to our executive officers only when our performance creates value for our stockholders.
The annual base salaries for FY 2021 for our named executive officers were as follows:

FY 2021 Annual Base Salaries
name	base salary
Tarang Amin	$475,000
Rich Baruch	$325,000
Mandy Fields	$350,000
Kory Marchisotto	$325,000
Scott Milsten	$325,000
Annual Cash Incentive Compensation
We provide annual cash incentive compensation to motivate our executive officers to achieve our financial and strategic goals. Annual cash incentive compensation is based on predetermined financial measures that are chosen by the Compensation Committee at the beginning of the fiscal year and that are aligned with our annual growth objectives as well as our long-term business plan. The financial measure performance goals for our annual cash incentive compensation are designed to be challenging.
We believe that annual cash incentive compensation:
•aligns the interests of our executive officers, e.l.f. Beauty, and our stockholders;
•enables us to focus on achieving and exceeding financial goals that drive stockholder value creation;
•recognizes and rewards individuals for contributing to our success;
•attracts and retains the top talent in the industry; and
•holds our executive officers accountable.

51	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

The annual cash incentive payout for each executive officer is determined based on a formula consisting of the executive officer’s base salary, target annual cash incentive opportunity (which is set as a percentage of base salary by the Compensation Committee early in the applicable fiscal year), and a funding percentage of the annual cash incentive compensation pool based on our performance with respect to predetermined financial measures chosen by the Compensation Committee. Individual performance has not been considered when determining annual cash incentive payouts for executive officers as we subscribe to a “one team” philosophy where all employees participate equally (subject to variations in target annual cash incentive opportunity) in our successes and shortcomings.
The Compensation Committee reviews the target annual cash incentive opportunities of our executive officers on an annual basis, but has never made an adjustment.
The formula for determining the annual cash incentive payout for our executive officers is as follows:

Base salary	x	Target percentage	x	Funding percentage	=	Annual cash incentive payout
The funding percentage of the annual cash incentive compensation pool is determined based on our performance of the predetermined financial measures chosen by the Compensation Committee.
There is a threshold funding percentage of 80% (if the threshold performance goal is achieved) and a maximum funding percentage of 200% (if the maximum performance goal is achieved or exceeded), with funding percentages corresponding on a linear basis to performance between threshold and target levels and performance between target and maximum levels. If the threshold performance is not achieved, the funding percentage is set at 0% and no annual cash incentive compensation is paid.

ç	performance of predetermined financial measures					è
ß below threshold	threshold goal achieved	ßà in between goals	target goal achieved	ßà in between goals	maximum goal achieved	à above maximum
	â	corresponds to a funding percentage of:			â
0% no funding	80%	81% to 99% on a linear basis	100%	101% to 199% on a linear basis	200%	200% maximum cap
ç	funding percentage of the annual cash incentive compensation pool					è
The target annual cash incentive opportunities for Mr. Amin, Mr. Baruch, and Mr. Milsten have not been increased in over seven years and remain the same as the annual cash incentive opportunities in their respective new hire offers in 2014. The target annual cash incentive opportunities for Ms. Fields and Ms. Marchisotto remain the same as the annual cash incentive opportunities in their respective new hire offers in 2019. Similar to the decision to keep base salaries consistent, no changes were made to the annual cash incentive opportunities for FY 2021 based on our philosophy of delivering the majority of compensation opportunity through long-term equity compensation.

2021 Proxy Statement	52

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

The target annual cash incentive opportunities for FY 2021 for our named executive officers were as follows:

FY 2021 Target Annual Cash Incentive Opportunities
name	target (% of salary)	target value
Tarang Amin	100%	$475,000
Rich Baruch	40%	$130,000
Mandy Fields	50%	$175,000
Kory Marchisotto	40%	$130,000
Scott Milsten	40%	$130,000
FY 2021 Annual Cash Incentive Compensation
The COVID-19 pandemic presented a unique and challenging landscape for the Compensation Committee. This was especially so given the intersection of FY 2021 and the onset of the COVID-19 pandemic—specifically, and consistent with past practice, the Compensation Committee meetings to establish and approve our executive compensation program for FY 2021 began in March and April 2020; the height of uncertainty regarding the severity and duration of the COVID-19 pandemic. Despite the challenges presented, the Compensation Committee followed a thoughtful and deliberate approach to making FY 2021 annual cash incentive compensation decisions. Additionally, once the annual cash incentive compensation program was established for FY 2021, it was not changed or altered in any way, nor was any discretion applied by the Compensation Committee.
In each year since going public, our annual cash incentive compensation program has been measured by our Adjusted EBITDA performance against pre-established targets. When we have performed well against the targets, our executive officers have been rewarded with annual cash incentive compensation up to 200% of target, and when we have under-performed against the targets (as in the fiscal year ended December 31, 2018), no annual cash incentive compensation has been paid. For FY 2021, the Compensation Committee again chose Adjusted EBITDA as our annual cash incentive compensation program performance metric because it is a key measure we use to understand and evaluate our operational performance and because the Compensation Committee believes Adjusted EBITDA is an important driver of the price of our common stock, which aligns compensation for our executive officers with maximizing stockholder value.
The Compensation Committee has historically set the Adjusted EBITDA goals for annual cash incentive compensation in connection with the Board-approved full year budget, which is adopted at the beginning of each fiscal year. At the time the Compensation Committee would normally have set Adjusted EBITDA goals for FY 2021 on its standard timeline, almost every state in the United States and many countries in Europe had issued a shelter-in-place/stay-at home order, many retail stores had closed to the public or were operating with significantly reduced hours and staff, and consumer traffic in shopping and retail centers had significantly declined. Given the uncertainty regarding, and volatility caused by, the COVID-19 pandemic and our resulting inability to accurately forecast operations and performance for the full fiscal year, our Board decided to split its traditional budget process and approve a budget for the first-half of FY 2021 (“1H”) at the beginning of the fiscal year and a budget for the second-half of FY 2021 (“2H”) later in the fiscal year, with the hope that more certainty of business trends would be afforded with the passage of time.
Despite the uncertainty regarding the COVID-19 pandemic and our Board’s decision to have 1H and 2H budgets, rather than a full year budget, the Compensation Committee determined that it was still in the best interests of our stockholders to set the FY 2021 annual cash incentive compensation goals early in the fiscal year, and have those goals

53	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

retain sufficient flexibility to account for the uncertainties presented by the COVID-19 pandemic. Additionally, the Compensation Committee did not want to set fixed goals early in FY 2021 that may have ultimately been too easy or too challenging depending on the effects of the COVID-19 pandemic, nor did the Compensation Committee want to wait until later in FY 2021 (when it likely would have better insight into our performance and overall market trends) to set the goals, since, depending on timing, that may have resulted in goals that were essentially “achieved” when set.
In accordance with our Board’s decision to set 1H and 2H budgets for FY 2021, the Compensation Committee decided to set the FY 2021 annual cash incentive compensation target goal based on the sum of our forecasted 1H Adjusted EBITDA and 2H Adjusted EBITDA, each as set forth in the respective budgets (with the 2H budget set separately from the 1H budget but still early in FY 2021) as follows:

Board-approved budget 1H Adjusted EBITDA	+	Board-approved budget 2H Adjusted EBITDA	=	Target Adjusted EBITDA goal
Due to the effects of the COVID-19 global pandemic on e.l.f. Beauty and the overall cosmetics market where, among other things, consumer traffic at retail stores in which we sell our products decreased materially and consumer beauty rituals were severely impacted by stay-at-home restrictions, the FY 2021 annual cash incentive compensation formula resulted in Adjusted EBITDA threshold, target, and maximum goals for FY 2021 that were lower than our actual Adjusted EBITDA result in FY 2020. The Compensation Committee, however, believed that the 1H and 2H budgets (and, as a result, the calculated Adjusted EBITDA goals) were challenging and rigorous and were aligned with our objectives for FY 2021 (as well as our long-term business plan) in light of economic uncertainties existing at the time the budgets were established, including the prospect of continued global macroeconomic, retail, and consumer headwinds.
The Adjusted EBITDA goals and the corresponding funding percentages for the FY 2021 annual cash incentive compensation pool were as follows:

Adjusted EBITDA Goals for FY 2021 Annual Cash Incentive Compensation

	adj. EBITDA (1)	funding percentage (2)
threshold	$36.2 million	80%
target	$40.0 million	100%
maximum	$44.4 million	200%

(1)	After funding of the annual cash incentive compensation pool. See Annex A for a reconciliation of net income to Adjusted EBITDA.
(2)	The funding percentages correspond, on a linear basis, to performance between threshold and target levels and performance between target and maximum levels.
Consistent with past practice, the FY 2021 annual cash incentive compensation pool was self-funded, meaning that our Adjusted EBITDA performance in FY 2021 needed to be sufficient to generate profit to pay the annual cash incentive payouts for FY 2021 and to generate profit for e.l.f. Beauty and its stockholders.
We achieved $61.1 million in Adjusted EBITDA in FY 2021, after funding of the annual cash incentive compensation pool. This Adjusted EBITDA performance was greater than the maximum performance goal for FY 2021 and, as such, resulted in an overall funding percentage of 200%.

2021 Proxy Statement	54

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

The annual cash incentive payouts for FY 2021 for our named executive officers were as follows:

FY 2021 Annual Cash Incentive Payouts
name	target value	actual payout (% of target)	actual payout
Tarang Amin	$475,000	200%	$950,000
Rich Baruch	$130,000	200%	$260,000
Mandy Fields	$175,000	200%	$350,000
Kory Marchisotto	$130,000	200%	$260,000
Scott Milsten	$130,000	200%	$260,000
The annual cash incentive payouts for FY 2021 are reported under the heading “non-equity incentive plan comp.” in the Summary Compensation Table.
Long-Term Incentive Compensation
A core principal of our executive compensation program is to deliver a significant percentage of total compensation awarded to our executive officers in the form of long-term incentive compensation. The value realized from this compensation is dependent on our financial success and the sustained performance of our common stock over the long-term. This means that our executive officers are rewarded when they produce value for our stockholders. We have designed our long-term incentive compensation to motivate our executive officers to work toward objectives that we believe provide a meaningful return to our stockholders while also serving as an effective recruitment and retention tool.
In determining the size of equity awards granted to any executive officer, the Compensation Committee considers a number of reference points, including:
•our performance, the executive officer’s contributions to that performance, as well as expectations for that executive officer’s future contributions to our performance;
•the competitive market compensation levels for the executive officer’s position;
•the relative mix of cash and equity, and in particular the fact that cash compensation paid to our executive officers is generally low compared to the competitive market; and
•internal parity among our executive officers.
In order to enhance retention, our equity awards typically vest in quarterly annual installments over a four-year period, subject to continued service to e.l.f. Beauty through each vesting date.
We grant annual equity awards (restricted stock awards, performance-based awards, and option awards) in a consistent manner to our executive officers. Since 2018, we have granted annual equity awards to our executive officers on the first day of the month that immediately follows the release of our year-end financial results. The Compensation Committee has determined that this methodology is prudent in that it allows for the market to process all reported public information prior to establishing the value of annual equity awards for our executive officers. Going forward, we expect to continue this timing of annual equity awards to executive officers, with annual equity award grants for the fiscal year ending March 31, 2023 to occur on June 1, 2022.

55	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Annual Equity Award Grant Dates

year-end earnings release date (1)	grant date
February 27, 2018	March 1, 2018
February 26, 2019	March 1, 2019
May 21, 2020	June 1, 2020
May 26, 2021	June 1, 2021

(1)	The shift in our year-end earnings release date is a result of the change in our fiscal year-end in 2018 from December 31 to March 31.
FY 2021 Equity Awards
In prior years, we have granted a portion of Mr. Amin’s annual equity grant in the form of performance-based restricted stock awards (“PSAs”). Based on feedback from our stockholders, the Compensation Committee expanded the use of PSAs to all of our executive officers’ annual equity grants for FY 2021 to even more closely align their compensation with our strong pay-for-performance culture and focus on the delivery of substantial value to our stockholders.
The Compensation Committee split each of our executive officer’s equity award for FY 2021 (based on total number of shares of restricted stock granted) between time-vesting restricted stock awards and PSAs as follows:
•with respect to Mr. Amin, 50% in time-vesting restricted stock awards and 50% in PSAs; and
•with respect to each other executive officer, 75% in time-vesting restricted stock awards and 25% in PSAs.
Prior to the outbreak of COVID-19, the Compensation Committee had anticipated aligning the PSAs to be granted in FY 2021 (the “FY 2021 PSAs”) with the three-year economic model that we publicly communicated to our stockholders. This model provided for compounded annual net sales growth in the mid- to high-single digits with Adjusted EBITDA growth outpacing net sales growth over that period. However, given the uncertainties resulting from the COVID-19 pandemic and the challenge in setting multi-year performance metrics when the performance metrics for the FY 2021 PSAs were set in May 2020, the Compensation Committee instead decided that the performance metric for the FY 2021 PSAs would be whether e.l.f. Cosmetics’ last-52-week percentage share of the color cosmetics market as of March 21, 2021 exceeded e.l.f. Cosmetics’ last-52-week percentage share of the color cosmetics market as of March 21, 2020, in each case as reported by Nielsen xAOC.
The Compensation Committee decided to use market share gain as the performance metric for the FY 2021 PSAs due to the following factors:
•market share gain is a relative performance metric—share gain can only be achieved if e.l.f. Cosmetics outperformed the overall growth rate of the market;
•a market share gain metric is sufficiently flexible, and measures superior performance, in both growing markets and, as considered by the Compensation Committee at the time, declining markets due to the forecasted impacts from the COVID-19 pandemic on color cosmetics usage;
•analysts covering our common stock use Nielsen xAOC data when making recommendations and setting price targets regarding our common stock;
•Nielsen xAOC data is objective and provided by an unaffiliated third party; and

2021 Proxy Statement	56

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

•e.l.f. Cosmetics grew market share in FY 2020 (as reported by Nielsen xAOC) and achieving consecutive years of market share growth is difficult and rigorous (for example, only one brand of the top ten cosmetics brands as measured by Nielsen xAOC achieved back to back share gains for the 52 week period ended March 2019 and the 52 week period ended March 2020).
In order to help bridge the gap between a one-year single performance metric and a multi-year variable performance metric, the Compensation Committee implemented an additional time-based vesting period after the performance period, such that the FY 2021 PSAs would vest, to the extent earned during FY 2021, only on June 1, 2022, subject to the executive officer’s continued service through that date. During this additional time-based vesting period, the value of the FY 2021 PSAs will continue to fluctuate with the price of our common stock, providing further incentive to sustain stockholder value created upon the achievement of the performance metric. The FY 2021 PSAs will also vest in full immediately prior to a change in control, subject to the named executive officer’s continued service through the closing of the change in control.
The Compensation Committee determined in April 2021 that the performance metric for the FY 2021 PSAs was achieved. As such, the FY 2021 PSAs will vest on June 1, 2022, subject to continued service by each named executive officer to e.l.f. Beauty through the vesting date.
Below is a summary of the equity awards granted to our named executive officers in FY 2021:

FY 2021 Equity Awards

name	type of award	shares (1)	grant date fair value (2)	vesting terms (3)
Tarang Amin	Annual PSA	119,400	$1,999,950	Market share gain performance goal with service-based vesting until June 1, 2022
	Annual RSA	119,400	$1,999,950	Four-year service-based vesting
Rich Baruch	Annual PSA	20,520	$343,710	Market share gain performance goal with service-based vesting until June 1, 2022
	Annual RSA	61,560	$1,031,130	Four-year service-based vesting
Mandy Fields	Annual PSA	17,910	$299,993	Market share gain performance goal with service-based vesting until June 1, 2022
	Annual RSA	53,730	$899,978	Four-year service-based vesting
Kory Marchisotto	Annual PSA	17,910	$299,993	Market share gain performance goal with service-based vesting until June 1, 2022
	Annual RSA	53,730	$899,978	Four-year service-based vesting
Scott Milsten	Annual PSA	20,520	$343,710	Market share gain performance goal with service-based vesting until June 1, 2022
	Annual RSA	61,560	$1,031,130	Four-year service-based vesting

(1)
In order to compensate employees for the shift in the fiscal year-end in December 2018 and the resulting 15 month period between the equity awards granted on March 1, 2019 and the FY 2021 equity awards granted on June 1, 2020, the Compensation Committee decided to award to each employee (including our named executive officers) an equity award that was 5/4 of the target equity award, with the additional 1/4 pro-rated for the amount of time that an employee was employed by e.l.f. Beauty during the transition period from January 1, 2019 to March 31, 2019. As a result, the FY 2021 equity awards granted to Mr. Baruch and Mr. Milsten, who were employed during the transition period, were larger than the FY 2021 equity awards granted to Ms. Fields and Ms. Marchisotto, who were not employed during the transition period.

57	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

(2)
Represents the grant date fair value of the applicable equity awards granted to the named executive officer, calculated in accordance with FASB ASC Topic 718 for stock-based compensation transactions, disregarding the effects of estimated forfeitures. For a discussion of the valuation of these equity awards, see Notes to Consolidated Financial Statements at Note 14 in the 2021 Annual Report. These amounts do not reflect the amount the named executive officer has actually realized or will realize from the equity awards upon the vesting thereof or the sale of the shares underlying such equity awards.

(3)	The Compensation Committee determined in April 2021 that the market share gain performance goal for the PSAs was achieved.
For additional details regarding the equity awards made to our named executive officers during FY 2021, see under the heading “Executive Compensation—Executive Compensation Tables—Grants of Plan-Based Awards”.
FY 2022 Equity Awards
For FY 2022, we continued to grant annual equity awards to all of our executive officers as a mix of time-vesting and performance-based equity awards. The FY 2022 performance-based equity awards may be earned based on our achievement of both Adjusted EBITDA growth and net sales growth over a three-year performance period ending on March 31, 2024. The FY 2022 performance-based equity awards will vest in a single installment, to the extent earned, upon the Compensation Committee’s certification of our achievement following the three-year performance period, subject to certain accelerated vesting in the event of a change in control or a qualifying termination in connection with a change in control.
Other Compensation Information
Employment Agreements
Each of our executive officers has an employment agreement which sets forth the terms and conditions of employment of that executive officer, including, among other things, base salary, target annual cash incentive compensation opportunity, standard employee benefit plan participation, as well as non-solicitation and confidentiality covenants.
Each employment agreement provides that the executive officer is an “at-will” employee and may be terminated at any time for any reason, subject, in certain cases, to the payment of severance benefits. For a summary of the material terms and conditions of the severance and change in control arrangements in effect as of March 31, 2021 for our named executive officers, see under the heading “Executive Compensation Tables—Potential Payments upon Termination or Change in Control”.
Executive Stock Ownership Policy
In response to stockholder feedback on our executive compensation program received in FY 2021, which is detailed under the heading “Executive Compensation—Compensation Discussion and Analysis—Executive Summary—Stockholder Feedback / Say-on-Pay Advisory Vote”, our Board adopted an executive stock ownership policy in FY 2021 for our executive officers to encourage them to have a long-term equity stake in e.l.f. Beauty, align their interests with stockholders, and mitigate potential compensation-related risk. The policy provides that each executive officer must hold a multiple of that executive officer’s annual base salary in our common stock as follows:

position	ownership requirement (multiple of base salary)
Chief Executive Officer	6x
Other executive officers	3x

2021 Proxy Statement	58

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Each of our current executive officers has until March 31, 2026 to achieve the minimum ownership requirement. Any new or promoted executive officer has until March 31 of the fiscal year in which the fifth anniversary of that executive officer’s start date or promotion date falls to achieve the minimum ownership requirement.
In the event that an executive officer has not satisfied the minimum ownership requirement by the compliance deadline, all shares acquired pursuant to equity awards granted to that executive officer (net of taxes and exercise costs) must be held by that executive officer until (and so long as) the minimum ownership requirement is satisfied.
In addition to shares held outright, shares underlying vested stock options (net of shares that would need to be withheld to satisfy the exercise price thereof and withholding taxes) are counted towards the minimum ownership requirement.
Compensation Recovery Policy
In response to stockholder feedback on our executive compensation program received in FY 2021, which is detailed under the heading “Executive Compensation—Compensation Discussion and Analysis—Executive Summary—Stockholder Feedback / Say-on-Pay Advisory Vote”, our Board adopted a compensation recovery (“clawback”) policy in FY 2021 to maintain a culture of focused, diligent and responsible management that discourages conduct detrimental to our growth.
Our “clawback” policy allows our Board discretion to seek reimbursement with respect to incentive compensation paid or awarded to covered employees, including executive officers and other key employees subjected to the policy by our Board, upon certain events, including a material misstatement of financial calculations or a covered employee’s fraudulent, willful or negligent misconduct that results in material noncompliance with financial reporting rules requiring an accounting restatement.
Anti-Hedging/Anti-Pledging Policy
Our Insider Trading Compliance Policy prohibits our employees, executive officers, and directors from engaging in the following transactions:
•purchasing our securities on margin or holding our securities in a margin account;
•pledging our securities as collateral to secure loans;
•engaging in transactions in puts, calls or other derivative securities involving our securities; or
•entering into hedging or monetization transactions or similar arrangements (including short sales) with respect to our securities.
Retirement Plans
We maintain a 401(k) retirement savings plan for the benefit of our employees, including our executive officers, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Internal Revenue Code, on a pre-tax or after-tax (i.e., Roth) basis through contributions to the 401(k) plan. We also generally make matching contributions based on the percentage of each employee’s elective deferrals, subject to a pre-determined maximum. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package. See the

59	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

“all other compensation” column in the Summary Compensation Table for information relating to 401(k) plan matching contributions made to our named executive officers in FY 2021.
Employee Benefits and Perquisites
All of our full-time employees (including our executive officers) are eligible to participate in our health and welfare plans, including medical, dental and vision benefits, medical flexible spending accounts, short-term and long-term disability insurance and life insurance.
In addition, pursuant to his employment agreement, we offer Mr. Amin reimbursement of up to $20,000 per year for expenses incurred by him in connection with financial planning and tax preparation assistance. Except as noted above with respect to Mr. Amin, we do not provide our executive officers with perquisites or other personal benefits other than those which apply uniformly to all of our employees.
Post-Employment Compensation
In hiring our current executive officers, we sought to develop compensation packages that could attract qualified candidates to fill our most critical positions, which required providing some protection in the event of an involuntary termination. In general, our executive officers’ employment agreements define employment as at-will and provide severance benefits upon various terminations. Any payments or benefits upon a termination are subject to a release of claims and compliance with restrictive covenants, and we do not provide Section 280G gross-up payments.
For a summary of the material terms and conditions of the severance and change in control arrangements in effect as of March 31, 2021 for our named executive officers, see under the heading “Executive Compensation Tables—Potential Payments upon Termination or Change in Control”.
Accounting and Tax Deductibility Treatment
The accounting impact of our compensation programs and the tax deductibility of our compensation programs (including pursuant to section 162(m) of the Internal Revenue Code (“Section 162(m)”)) are each one of many factors that are considered in determining the size and structure of our programs as we strive to make our compensation programs reasonable and in the best interests of our stockholders. Special rules limit the deductibility of compensation paid to our Chief Executive Officer and other “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), any compensation over $1 million paid to any of the covered employees in any single year is not tax deductible by us. The Compensation Committee is mindful of the benefit to us of the full deductibility of compensation, but the Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives of attracting and retaining top tier executive talent.
Compensation Committee Report
The Compensation Committee is comprised of independent directors as required by the listing standards of the NYSE and the SEC rules. At the time of approval of this report, the members of the Compensation Committee are Mr. Kirk Perry and Mr. Kenny Mitchell. The Compensation Committee operates pursuant to a written charter adopted by the Board.

2021 Proxy Statement	60

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

The Compensation Committee has reviewed and discussed with management the compensation discussion and analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the compensation discussion and analysis be included in this proxy statement and incorporated into e.l.f. Beauty’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021.
COMPENSATION COMMITTEE
Kirk Perry, Chair
Kenny Mitchell
The report of the Compensation Committee will not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that e.l.f. Beauty specifically incorporates it by reference into that filing.

61	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Executive Compensation Tables
Summary Compensation Table
The following table presents information regarding the compensation awarded to, earned by, or paid to, our named executive officers during (i) FY 2021, (ii) FY 2020 and 2019T (a 15 month period resulting from the change in our fiscal year-end in 2018—SEC rules require the compensation for this period to be listed separately as two distinct periods in the Summary Compensation Table), and (iii) 2018 (January 1, 2018–December 31, 2018). All dollar amounts are rounded to the nearest whole dollar amount.

name and principal position	year	salary	bonus	stock awards (1)		option awards (1)	non-equity incentive plan comp.	all other comp.		total
Tarang Amin Chairman, Chief Executive Officer, and President	2021	$475,000	—	$3,999,900	(2)	—	$950,000	$24,019	(3)	$5,448,919
	2020	$475,000	—	—		—	$1,067,123	$20,000		$1,562,123
	2019T	$109,615	$117,124	$3,650,514	(4)	—	—	—		$3,877,253
	2018	$475,000	—	$5,247,021		$1,750,000	—	$20,000		$7,492,021
Rich Baruch SVP and Chief Commercial Officer	2021	$325,000	—	1,374,840	(2)	—	$260,000	$6,450	(5)	$1,966,290
	2020	$325,000	—	—		—	$292,055	$5,600		$622,655
	2019T	$75,000	$32,055	$742,451	(4)	—	—	$1,500		$851,006
	2018	$325,000	—	$674,538		$220,686	—	$2,000		$1,222,224
Mandy Fields SVP and Chief Financial Officer	2021	$350,000	—	$1,199,971	(2)	—	$350,000	$6,192	(5)	$1,906,163
	2020	$323,077	—	$1,599,965		$402,643	$350,000	$5,923		$2,681,608
Kory Marchisotto SVP and Chief Marketing Officer	2021	$325,000	—	$1,199,971	(2)	—	$260,000	$6,450	(5)	$1,791,421
	2020	$325,000	—	—		—	$281,014	$6,500		$612,514
	2019T	$23,750	$21,014	$1,012,830	(4)	$358,916	$—	$50,250		$1,466,760
Scott Milsten SVP, General Counsel, Chief People Officer, and Corporate Secretary	2021	$325,000	—	1,374,840	(2)	—	$260,000	$5,188	(5)	$1,965,028
	2020	$325,000	—	—		—	$292,055	$1,750		$618,805
	2019T	$75,000	$32,055	$1,099,962	(4)	—	—	$375		$1,207,392
	2018	$325,000	—	$1,499,096		$500,000	—	$5,500		$2,329,596

(1)
Represents the grant date fair value of the applicable equity awards granted to the named executive officer in the year indicated, calculated in accordance with FASB ASC Topic 718 for stock-based compensation transactions, disregarding the effects of estimated forfeitures. For a discussion of the valuation of these equity awards, see Notes to Consolidated Financial Statements at Note 14 in the 2021 Annual Report. These amounts do not reflect the amount the named executive officer has actually realized or will realize from the equity awards upon the vesting thereof or the sale of the shares underlying such equity awards.

(2)
50% of the value reported for Mr. Amin and 25% of the value reported for the other named executive officers is attributable to PSAs for which the performance goal was deemed probable to be achieved such that the amount reported assumes the highest level of performance. See under the heading “Executive Compensation—Executive Compensation Tables—Grants of Plan-Based Awards” for additional details regarding the vesting of these equity awards.

(3)
$20,000 represents reimbursement of financial planning and tax preparation assistance made pursuant to Mr. Amin’s employment agreement and $4,019 represents amount of matching contributions made by e.l.f. Beauty under its 401(k) plan.

(4)	In 2018, we changed our fiscal year end from December 31 to March 31. Due to SEC rules regarding disclosure of executive compensation, we are required to list Mr. Amin’s, Mr. Baruch’s, Ms. Marchisotto’s, and Mr. Milsten’s equity awards granted on March 1, 2019 as compensation for 2019T.
(5)	Represents amount of matching contributions made by e.l.f. Beauty under its 401(k) plan.

2021 Proxy Statement	62

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Grants of Plan-Based Awards
The following table presents information regarding all plan-based awards granted to our named executive officers during FY 2021. The equity awards shown in the following table are also reported under the heading “Executive Compensation—Executive Compensation Tables—Outstanding Equity Awards at Fiscal Year-End”. Dollar amounts, except exercise prices, are rounded to the nearest whole dollar.

		estimated future payout under non-equity incentive plan awards (1)			estimated future payout under equity incentive plan awards (2)			all other stock awards: number of shares of stock or units	all other option awards: number of securities underlying options	exercise or base price of option awards	grant date fair value of stock and option awards (3)
name	grant date	threshold	target	maximum	threshold (#)	target (#)	maximum (#)
Tarang Amin	—	$380,000	$475,000	$950,000	—	—	—	—	—	—	—
	6/1/2020 (4)	—	—	—	—	119,400	—	—	—	—	$1,999,950
	6/1/2020 (5)	—	—	—	—	—	—	119,400	—	—	$1,999,950
Rich Baruch	—	$104,000	$130,000	$260,000	—	—	—	—	—	—	—
	6/1/2020 (4)	—	—	—	—	20,520	—	—	—	—	$343,710
	6/1/2020 (5)	—	—	—		—		61,560	—	—	$1,031,130
Mandy Fields	—	$140,000	$175,000	$350,000	—	—	—	—	—	—	—
	6/1/2020 (4)	—	—	—	—	17,910	—	—	—	—	$299,993
	6/1/2020 (5)	—	—	—	—	—	—	53,730	—	—	$899,978
Kory Marchisotto		$104,000	$130,000	$260,000	—	—	—	—	—	—	—
	6/1/2020 (4)	—	—	—	—	17,910	—	—	—	—	$299,993
	6/1/2020 (5)	—	—	—	—	—	—	53,730	—	—	$899,978
Scott Milsten	—	$104,000	$130,000	$260,000	—	—	—	—	—	—	—
	6/1/2020 (4)	—	—	—	—	20,520	—	—	—	—	$343,710
	6/1/2020 (5)	—	—	—	—	—	—	61,560	—	—	$1,031,130

(1)
Amounts shown in these columns represent the range of possible cash payouts for each named executive officer with respect to annual cash incentive compensation for FY 2021, as determined by the Compensation Committee for FY 2021. For more information, see under the heading “Executive Compensation—Compensation Discussion and Analysis—Compensation Program Components—Annual Incentive Compensation”.

(2)	Represents PSAs, which vest subject to the satisfaction of a market share performance goal as described in footnote 4. No threshold or maximum levels apply.
(3)
Represents the grant date fair value of the applicable equity awards granted to the named executive officer in the year indicated, calculated in accordance with FASB ASC Topic 718 for stock-based compensation transactions, disregarding the effects of estimated forfeitures. For a discussion of the valuation of these equity awards, see Notes to Consolidated Financial Statements at Note 14 in the 2021 Annual Report. For PSAs, performance was deemed probable to be achieved. These amounts do not reflect the amount the named executive officer has actually realized or will realize from the equity awards upon the vesting thereof or the sale of the shares underlying such equity awards.

(4)
The PSAs vest on June 1, 2022, subject to the named executive officer’s continued service through such vesting date, if e.l.f. Cosmetics’ share of the color cosmetics market as of March 21, 2021 (as reported by Nielsen xAOC) exceeds e.l.f. Cosmetics’ share of the color cosmetics market as of March 21, 2020 (as reported by Nielsen xAOC). The Compensation Committee determined in April 2021 that the market share gain performance goal was achieved. In the event of a change in control (as defined in the 2016 Equity Incentive Award Plan), the PSAs vest in full immediately prior to such change in control, subject to the named executive officer’s continued service through the closing of the change in control.

(5)	The restricted stock awards vest in four substantially equal installments on the first four anniversaries of the date of the grant, subject to continued service through the applicable vesting date.

63	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Outstanding Equity Awards at Fiscal Year-End
The following table presents information regarding outstanding equity awards held by our named executive officers as of March 31, 2021. Dollar amounts, except exercise prices, are rounded to the nearest whole dollar.

		option awards					stock awards
name	grant date	number of securities underlying unexercised options exercisable	number of securities underlying unexercised options unexercisable	equity incentive plan awards: number of securities underlying unexercised unearned options	option exercise price	option expiration date	number of shares or units of stock that have not vested	market value of shares or units that have not vested (1)
Tarang Amin	1/31/2014	476,888	—	—	$1.84	1/31/2024	—	—
	9/21/2016	428,037	—	—	$17.00	9/21/2026	—	—
	2/14/2017 (2)	—	—	213,000	$26.84	2/14/2027	—	—
	3/1/2018 (3)	189,150	63,050	—	$18.43	3/1/2028	71,175	$1,909,625
	3/1/2019 (3)	—	—	—	—	—	121,064	$3,248,147
	3/1/2019 (4)	—	—	—	—	—	80,710	$2,165,449
	6/1/2020 (5)	—	—	—	—	—	119,400	$3,203,502
	6/1/2020 (3)	—	—	—	—	—	119,400	$3,203,502
Rich Baruch	5/16/2014	171,920	—	—	$1.84	5/16/2024	—	—
	9/21/2016	77,826	—		$17.00	9/21/2016	—	—
	2/14/2017 (2)	—	—	38,700	$26.84	2/14/2027	—	—
	3/1/2018 (3)	24,300	8,100	—	$18.43	3/1/2028	9,150	$245,495
	3/1/2019 (3)	—	—	—	—	—	46,694	$1,252,800
	6/1/2020 (5)	—	—	—	—	—	20,520	$550,552
	6/1/2020 (3)	—	—	—	—	—	61,560	$1,651,655
Mandy Fields	4/22/2019 (3)	—	62,820	—	$12.22	4/22/2029	98,197	$2,634,626
	6/1/2020 (5)	—	—	—	—	—	17,910	$480,525
	6/1/2020 (3)	—	—	—	—	—	53,730	$1,441,576
Kory Marchisotto	3/1/2019 (3)	28,775	57,550	—	$7.95	3/12029	63,700	$1,709,071
	6/1/2020 (5)	—	—	—	—	—	17,910	$480,525
	6/1/2020 (3)	—	—	—	—	—	53,730	$1,441,576
Scott Milsten	8/12/2015	175,139	—	—	$1.84	8/12/2025	—	—
	9/21/2016	97,281	—	—	$17.00	9/21/2026	—	—
	2/14/2017 (2)	—	—	48,300	$26.84	2/14/2027	—	—
	3/1/2018 (3)	54,000	18,000	—	$18.43	3/1/2028	20,335	$545,588
	3/1/2019 (3)	—	—	—	—	—	69,180	$1,856,099
	6/1/2020 (5)	—	—	—	—	—	20,520	$550,552
	6/1/2020 (3)	—	—	—	—	—	61,560	$1,651,655

(1)
Represents the market value of restricted stock and shares underlying RSUs and PSAs as of March 31, 2021, based on the closing price of our common stock on that date of $26.83 per share (as reported on the NYSE).

(2)
The stock options vest and become exercisable in three equal tranches on the 30th consecutive trading day that the per share closing price of our common stock equals or exceeds $29, $33, and $36, subject to the named executive officer’s continued service through the applicable vesting date. In the event of a change in control, if the per share consideration provided to our stockholders pursuant to such change in control equals or exceeds the applicable share price target for a tranche that has not previously or otherwise vested, then the stock options for that tranche vest in full immediately prior to such change in control, subject to the named executive officer’s continued service through the closing of the change in control.

(3)
Except as otherwise indicated, the stock options, RSUs, and shares of restricted stock, as applicable, vest in four substantially equal installments on the first four anniversaries of the date of the grant, subject to continued service through the applicable vesting date. Ms. Fields’ restricted stock award granted on April 22, 2019 vests on the first four anniversaries of June 3, 2019.

(4)
The PSAs vest on the date that is 18 months after the date that the average closing per share trading price of our common stock equals or exceeds $18 for a period of 20 trading days, subject to Mr. Amin’s continued service through the applicable vesting date; the $18 stock price hurdle was achieved on February 25, 2020 and the PSA will vest on August 25, 2021, subject to continued service by Mr. Amin through such date. In the event of a change in control, if the per share consideration provided to the stockholders of e.l.f. Beauty pursuant to such change in control equals or exceeds $18, then the PSAs vest in full immediately prior to such change in control, subject to Mr. Amin’s continued service through the closing of the change in control.

(5)	The PSAs vest on June 1, 2022, subject to the named executive officer’s continued service through such vesting date, if e.l.f. Cosmetics’ share of the color cosmetics market as of March 21, 2021 (as reported by Nielsen xAOC) exceeds e.l.f. Cosmetics’ share of the color cosmetics market as of March 21, 2020 (as reported by Nielsen xAOC). The Compensation Committee determined in April 2021 that the market share gain performance goal was achieved. In the event of a change in control, the PSAs vest in full immediately prior to such change in control, subject to the named executive officer’s continued service through the closing of the change in control.

2021 Proxy Statement	64

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Stock Option Exercises and Stock Vested
The following table presents information regarding stock options that were exercised and RSUs, restricted stock, and PSAs that vested with respect to our named executive officers during FY 2021. Dollar amounts are rounded to the nearest whole dollar.

	option awards		stock awards
name	number of shares acquired on exercise	value realized on exercise (1)	number of shares acquired on vesting	value realized on vesting (2)
Tarang Amin	—	—	396,418	$9,394,354
Rich Baruch	136,000	$2,545,716	51,259	$1,290,420
Mandy Fields	20,940	$287,001	32,733	$565,626
Kory Marchisotto	28,775	$385,725	31,850	$866,320
Scott Milsten	90,000	$2,137,956	78,402	$2,002,658

(1)
The value realized equals the difference between the fair market value of the common stock underlying the stock options at the time of exercise and the exercise price of the underlying options multiplied by the number of stock options exercised.

(2)
The value realized equals the fair market value of the common stock underlying the PSAs, RSUs or restricted stock award on the vesting date multiplied by the number of PSAs, RSUs or shares of restricted stock, as applicable, that vested.

Pension Benefits
We do not have any defined benefit pension plans for our executive officers.
Non-Qualified Deferred Compensation
We do not offer any non-qualified deferred compensation plans for our executive officers.
Potential Payments upon Termination or Change in Control
Non-Change in Control
Each named executive officer’s employment agreement provides that if his or her employment is terminated (i) by e.l.f. Beauty for reasons other than death, disability or “cause” (as defined in each employment agreement), or (ii) by the named executive officer for “good reason” (as defined in each employment agreement) (a “qualifying non-change in control termination”), then, in addition to any accrued but unpaid base salary and paid time off and such employee benefits, if any, to which the named executive officer or his or her eligible dependents may be entitled under our employee benefit plans or programs, and reimbursement for reasonable business expenses, each as would have been payable through the date of termination and any unpaid annual cash incentive earned for a previously completed fiscal year, he or she will be entitled to receive:
•an amount equal to his or her base salary (except that Mr. Amin will be entitled to two times his base salary), payable in installments;
•continued COBRA coverage for the named executive officer and his or her eligible dependents for a period of up to 12 months (except that Mr. Amin, Mr. Baruch, and Mr. Milsten, who all commenced employment prior to our current post-employment benefits practices, are entitled to 18 months); and
•pro-rated annual cash incentive payout based on actual performance for the fiscal year in which termination occurs, provided that the named executive officer has been employed for at least six months of such fiscal year.

65	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

If a named executive officer’s employment is terminated due to death or disability, each named executive officer’s employment agreement provides that he or she will be eligible to receive a pro-rated annual cash incentive payout based on actual performance for the fiscal year in which termination occurs.
All such severance payments and benefits are contingent upon each named executive officer’s compliance with certain confidentiality and other provisions as set forth in his or her respective employment agreement, and the execution of a general release of claims in favor of e.l.f. Beauty.
Change in Control
Pursuant to the 2016 Equity Incentive Award Plan, in the event that the successor corporation (or its parents and subsidiaries) in a change in control (as defined in the 2016 Equity Incentive Award Plan) refuses to assume or substitute for any equity awards granted under the 2016 Equity Incentive Award Plan (except for performance awards which vest in accordance with their terms), those equity awards will vest in full immediately prior to the change in control.
Under a resolution adopted by the Compensation Committee in 2016, the equity awards granted to Mr. Amin under our 2016 Equity Incentive Award Plan, unless otherwise determined by the Compensation Committee at the time the applicable equity award is granted, will vest in full immediately prior to a change in control, subject to continued service by Mr. Amin through the closing of the change in control.
With respect to the stock option awards granted to Mr. Amin, Mr. Baruch, and Mr. Milsten on February 14, 2017, in the event of a change in control, if the per share consideration provided to our stockholders pursuant to that change in control equals or exceeds the applicable share price target ($29, $33, or $36) for a tranche that has not previously or otherwise vested, then that tranche vests in full immediately prior to that change in control, subject to continued service by Mr. Amin, Mr. Baruch, or Mr. Milsten, as applicable, through the closing of that change in control.
With respect to the PSAs granted to Mr. Amin on March 1, 2019, in the event of a change in control, if the per share consideration provided to our stockholders pursuant to such change in control equals or exceeds the applicable share price target ($12, $15, or $18) for a tranche that has not previously or otherwise vested or if the applicable share price target for a tranche has already been achieved, then that tranche vests in full immediately prior to such change in control, subject to continued service by Mr. Amin through the closing of the change in control. The PSAs associated with the $12 and $15 stock price hurdles have already vested. The $18 stock price hurdle was achieved on February 25, 2020. As such, the PSAs associated with the $18 stock price hurdle (if not then vested) will vest in full immediately prior to a change in control, subject to continued service by Mr. Amin through the closing of that change in control.
With respect to the FY 2021 PSAs, in the event of a change in control, such awards will vest in full as of immediately prior to such change in control, subject to continued service by the named executive officer through the closing of the change in control; provided, however, that the FY 2021 PSAs are forfeited immediately on the date the Compensation Committee determines that the performance goal was not achieved. The Compensation Committee determined in April 2021 that the performance goal for the FY 2021 PSAs was achieved and, as such, the FY 2021 PSAs (if not then vested) will vest in full as of immediately prior to such change in control, subject to continued service by the named executive officer through the closing of the change in control.

2021 Proxy Statement	66

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Termination in Connection with a Change in Control
In the event of a named executive officer’s termination of employment by us without “cause” or by the named executive officer for “good reason”, in each case, within 12 months following a change in control (a “qualifying change in control termination”), each time-vesting equity award granted on or after our initial public offering in 2016 held by the named executive officer will vest in full and the named executive officer will also be entitled to the benefits described under the heading “Executive Compensation Tables—Potential Payments upon Termination or Change in Control—Non-Change in Control”.
Estimated Potential Payments upon Termination or Change in Control
The following table sets forth estimates of the benefits that our named executive officers would have received in the event of various termination and change in control events (assuming the termination and the change in control, as applicable, occurred on March 31, 2021). Dollar amounts are rounded to the nearest whole dollar.

name	continued base salary	pro-rated annual cash incentive	continued benefits (1)	equity acceleration (2)	total
Tarang Amin
Qualifying non-change in control termination	$950,000	$950,000	$51,161	—	$1,951,161
Termination due to death or disability	—	$950,000	—	—	$950,000
Change in control with equity assumption or substitution	—	—	—	$14,259,846	$14,259,846
Change in control without equity assumption or substitution	—	—	—	$14,259,846	$14,259,846
Qualifying change in control termination	$950,000	$950,000	$51,161	$14,259,846	$16,211,007
Rich Baruch
Qualifying non-change in control termination	$325,000	$260,000	$16,462	—	$601,462
Termination due to death or disability	—	$260,000	—	—	$260,000
Change in control with equity assumption or substitution	—	—	—	—	—
Change in control without equity assumption or substitution	—	—	—	$3,768,541	$3,768,541
Qualifying change in control termination	$325,000	$260,000	$16,462	$3,768,541	$4,370,003
Mandy Fields
Qualifying non-change in control termination	$350,000	$350,000	$373	—	$700,373
Termination due to death or disability	—	$350,000	—	—	$350,000
Change in control with equity assumption or substitution	—	—	—	—	—
Change in control without equity assumption or substitution	—	—	—	$5,474,527	$5,474,527
Qualifying change in control termination	$350,000	$350,000	$373	$5,474,527	$6,174,900
Kory Marchisotto
Qualifying non-change in control termination	$325,000	$260,000	$23,261	—	$608,261
Termination due to death or disability	—	$260,000	—	—	$260,000
Change in control with equity assumption or substitution	—	—	—	—	—
Change in control without equity assumption or substitution	—	—	—	$4,717,716	$4,717,716
Qualifying change in control termination	$325,000	$260,000	$23,261	$4,717,716	$5,325,977
Scott Milsten
Qualifying non-change in control termination	$325,000	$260,000	$51,161	—	$636,161
Termination due to death or disability	—	$260,000	—	—	$260,000
Change in control with equity assumption or substitution	—	—	—	—	—
Change in control without equity assumption or substitution	—	—	—	$4,755,094	$4,755,094
Qualifying change in control termination	$325,000	$260,000	$51,161	$4,755,094	$5,391,255

(1)	Assumes that the named executive officer elected to receive COBRA premiums for himself or herself and his or her eligible dependents for the applicable post-termination period based on his or her benefit plan participation as of March 31, 2021. As of March 31, 2021, Ms. Fields was only enrolled in our vision health insurance plans and not enrolled in our medical health insurance plan.

67	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

(2)
Represents (i) for accelerated RSUs, PSAs, and time-vesting restricted stock awards, the market value of time-vesting restricted stock and PSAs and shares underlying RSUs as of March 31, 2021, based on the closing price of our common stock on that date of $26.83 per share (as reported on the NYSE) and (ii) for accelerated stock options, the positive spread, if any, between the closing price of our common stock on March 31, 2021 of $26.83 per share (as reported on the NYSE) and the applicable stock option exercise price. These amounts do not reflect the amount the named executive officer has actually realized or will realize from the equity awards upon the vesting thereof or the sale of the shares underlying such equity awards.

Chief Executive Officer Pay Ratio
Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee (excluding our Chief Executive Officer). The ratio is a reasonable estimate calculated in a manner consistent with SEC requirements. The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below because companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own ratios.
For FY 2021:
•the median of the annual total compensation of all employees (other than our Chief Executive Officer) was $100,340;
•the annual total compensation of our Chief Executive Officer was $5,448,919; and
•based on this information, for FY 2021, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of employees was approximately 54 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
To identify the median of the annual total compensation of all our employees (and determine the “median employee”) (but not to calculate annual total compensation for purposed of the pay ratio), we used the following methodology and the material assumptions, adjustments, and estimates:
•we selected March 31, 2021 (which is a date within the last three months of our last completed fiscal year) (the “median employee determination date”), as the date upon which we would identify the median employee.
•as of the median employee determination date, our employee population consisted of 261 individuals (other than our Chief Executive Officer), including our employees located in the United States and international locations (including over 70 employees in China). All of these employees were included when identifying our “median employee”.
•we used the following compensation measure based on payroll and equity plan records for all active employees as of the median employee determination date:
◦for permanent, full-time employees (other than hourly employees), we used (i) the employee’s annual base salary for FY 2021 on an annualized basis and as in effect on the median employee determination date, (ii) the employee’s target annual cash incentive amount for FY 2021 (assuming payout at 100% of target), and (iii) the grant date fair market value of the employee’s equity awards awarded in FY 2021 (or

2021 Proxy Statement	68

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

committed in FY 2021 to award if the employee’s new hire date was after the last equity grant date in FY 2021) and
◦for hourly and/or temporary employees, we used (i) actual pay for FY 2021, (ii) any bonus paid in FY 2021, and (iii) any equity awards granted in FY 2021.
•for employees who received compensation denominated in a foreign currency, we converted those amounts to U.S. dollars using the exchange rate as of the median employee determination date.
Our “median employee” (as determined using the methodology and the material assumptions, adjustments, and estimates described above) is an employee located in China.
For purposes of calculating the pay ratio:
•with respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for FY 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K (i.e., on the same basis that we calculated the annual total compensation for our Chief Executive Officer as shown in the Summary Compensation Table); and
•with respect to the annual total compensation for our Chief Executive Officer, we used the amount reported in the “Total” column for “2021” row in the Summary Compensation Table.
Compensation Committee Interlocks and Insider Participation
The individuals who served as members of the Compensation Committee during FY 2021 were Mr. Perry and Ms. Cooks Levitan.
Each member of the Compensation Committee was determined by our Board to be independent under the applicable rules and regulations of the NYSE relating to compensation committee independence. During FY 2021, none of our executive officers served on the compensation committee (or its equivalent) or on the board of directors of another entity where one of our Compensation Committee members was an executive officer.

69	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information, as of March 31, 2021, with respect to all of our equity compensation plans in effect as of March 31, 2021 (which consist of the 2014 Equity Incentive Plan, the 2016 Equity Incentive Award Plan (as amended), and the 2016 Employee Stock Purchase Plan). No warrants are outstanding under any of the foregoing plans. All of our equity compensation plans that were in effect as of March 31, 2021 were adopted with the approval of our stockholders.

plan category	number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		weighted-average exercise price of outstanding options, warrants and rights (b) (1)	number of securities remaining available for future issuance under equity compensation plans (c) (2)
Equity Compensation Plans Approved by Stockholders	5,039,188	(3)	$12.38	10,990,312	(4) (5)
Equity Compensation Plans Not Approved by Stockholders	—		—	—
TOTAL	5,039,188	(3)	$12.38	10,990,312	(4) (5)

(1)
The calculation of the weighted-average exercise price of the outstanding stock options and rights excludes the shares of common stock included in column (a) that are issuable upon the vesting of then-outstanding RSUs, PSAs, and restricted stock awards because those types of equity awards have no exercise price.

(2)		Excludes securities reflected in column (a).
(3)
Consists of (i) 2,749,573 shares of common stock underlying outstanding options, (ii) 1,099,295 shares of common stock underlying outstanding RSUs, and (iii) 1,190,320 shares of restricted stock awards and PSAs.

(4)
The 2016 Equity Incentive Award Plan (as amended) contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance pursuant to awards under such plan shall be increased on the first day of each calendar year ending in 2026, equal to the lesser of (i) 2% of the shares of stock outstanding on the last day of the immediately preceding calendar year and (ii) such smaller number of shares of common stock as determined by our Board; provided, however, that no more than 22,627,878 shares of common stock may be issued upon the exercise of incentive stock options. The 2016 Employee Stock Purchase Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance under such plan shall be increased on the first day of each calendar year in 2026, equal to the lesser of (i) 1% of the shares of common stock outstanding on the last day of the immediately preceding calendar year and (ii) such smaller number of shares of common stock as determined by our Board; provided, however, no more than 6,788,363 shares of common stock may be issued under the 2016 Employee Stock Purchase Plan, subject to certain adjustments.

(5)
Includes 3,322,422 shares that were available for future issuance as of March 31, 2021 under the 2016 Employee Stock Purchase Plan, which allows eligible employees to purchase shares of common stock with accumulated payroll deductions. The 2016 Employee Stock Purchase Plan, however, has not been implemented.

2021 Proxy Statement	70

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

OUR STOCKHOLDERS
Beneficial Ownership of Common Stock
The following table shows certain information regarding the beneficial ownership of our common stock as of June 30, 2021 (except as otherwise noted below) by: (i) each nominee for director; (ii) each of our continuing directors; (iii) each of our named executive officers; (iv) all of our executive officers and directors as a group; and (v) all those known by us to be beneficial owners of more than five percent of our common stock.
Beneficial ownership is determined according to the rules of the SEC and generally means that (i) shares subject to stock options currently exercisable or exercisable within 60 days of the measurement date (regardless of exercise price) and (ii) shares subject to RSUs vesting within 60 days of the measurement date are, in each case, deemed to be outstanding for computing the percentage ownership of the stockholder holding those stock options or RSUs but not for any other stockholder.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o e.l.f. Beauty, Inc., 570 10th Street, Oakland, CA 94607.

name of beneficial holder	total beneficial ownership (#)	total beneficial ownership (%) (1)
Greater than 5% stockholder:
BlackRock, Inc. (2)	6,491,240	12.5%
Tarang Amin (3)	4,328,298	8.1%
The Vanguard Group, Inc. (4)	4,169,894	8.0%
Champlain Investment Partners, LLC (5)	3,700,843	7.1%
Victory Capital Management Inc. (6)	3,043,344	5.8%
Named executive officers and directors:
Tarang Amin (3)	4,328,298	8.1%
Rich Baruch (7)	449,360	*
Mandy Fields (8)	123,671	*
Kory Marchisotto (9)	157,340	*
Scott Milsten (10)	510,386	*
Lori Keith (11)	8,682	*
Lauren Cooks Levitan (12)	69,744	*
Kenny Mitchell (13)	4,967	*
Richelle Parham (14)	30,278	*
Kirk Perry (15)	71,624	*
Beth Pritchard (16)	32,668	*
Maureen Watson (17)	48,764	*
Richard Wolford (18)	81,550	*
Executive officers and directors as a group (14) (19)	6,005,359	11.1%

*	Represents ownership of less than 1% of the total outstanding shares of common stock.
(1)	Based on 52,132,517 shares of common stock outstanding as of the date indicated above.
(2)
Based on a Schedule 13G/A filed with the SEC on February 10, 2021 by BlackRock, Inc. (“BlackRock”). BlackRock is the beneficial owner of 6,491,240 shares of common stock, has sole voting power over 6,374,135 shares of common stock, has shared voting power of 0 shares of common stock, has sole dispositive power over 6,491,240 shares of common stock, and has shared dispositive power over 0 shares of common stock. BlackRock’s address is 55 East 52nd Street, New York, NY 10055.

71	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

(3)
Consists of (i) 481,899 shares of common stock (including restricted stock awards) held by Mr. Amin, (ii) 1,094,075 stock options held by Mr. Amin that are exercisable within 60 days of the date indicated above, (iii) 0 RSUs held by Mr. Amin that will vest within 60 days of the date indicated above, (iv) 2,625,157 shares of common stock held by various family trusts for which Mr. Amin and his wife serve as co-trustees and over which they each have sole investment and voting power, and (v) 127,167 shares of common stock held in charitable foundations and donor advised funds over which Mr. Amin has sole investment and voting power.

(4)
Based on a Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group, Inc. (“Vanguard”). Vanguard is the beneficial owner of 4,169,894 shares of common stock, has sole voting power over 0 shares of common stock, has shared voting power of 100,754 shares of common stock, has sole dispositive power over 4,039,005 shares of common stock, and has shared dispositive power over 130,889 shares of common stock. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(5)
Based on a Schedule 13G/A filed with the SEC on February 12, 2021 by Champlain Investment Partners, LLC (“Champlain”). Champlain is the beneficial owner of 3,700,843 shares of common stock, has sole voting power over 2,844,293 shares of common stock, has shared voting power of 0 shares of common stock, has sole dispositive power over 3,700,843 shares of common stock, and has shared dispositive power over 0 shares of common stock. Champlain’s address is 180 Battery St., Burlington, VT 05401.

(6)
Based on a Schedule 13G filed with the SEC on February 9, 2021 by Victory Capital Management Inc. (“Victory”). Victory is the beneficial owner of 3,043,344 shares of common stock, has sole voting power over 2,924,984 shares of common stock, has shared voting power of 0 shares of common stock, has sole dispositive power over 3,043,344 shares of common stock, and has shared dispositive power over 0 shares of common stock. Victory’s address is 4900 Tiedeman Rd. 4th Floor, Brooklyn, OH 44144.

(7)
Consists of (i) 175,314 shares of common stock (including restricted stock awards) held by Mr. Baruch, (ii) 274,046 stock options held by Mr. Baruch that are exercisable within 60 days of the date indicated above and (iii) 0 RSUs held by Mr. Baruch that will vest within 60 days of the date indicated above.

(8)
Consists of (i) 123,671 shares of common stock (including restricted stock awards) held by Ms. Fields, (ii) 0 stock options held by Ms. Fields that are exercisable within 60 days of the date indicated above and (iii) 0 RSUs held by Ms. Fields that will vest within 60 days of the date indicated above.

(9)
Consists of (i) 128,565 shares of common stock (including restricted stock awards) held by Ms. Marchisotto, (ii) 28,775 stock options held by Ms. Marchisotto that are exercisable within 60 days of the date indicated above and (iii) 0 RSUs held by Ms. Marchisotto that will vest within 60 days of the date indicated above.

(10)
Consists of (i) 161,603 shares of common stock (including restricted stock awards) held by Mr. Milsten, (ii) 296,420 stock options held by Mr. Milsten that are exercisable within 60 days of the date indicated above, (iii) 0 RSUs held by Mr. Milsten that will vest within 60 days of the date indicated above, and (iv) 52,363 shares of common stock held by the Milsten/Conner Trust dated October 17, 2008 for which Mr. Milsten and his wife serve as co-trustees and over which they each have sole investment and voting power.

(11)
Consists of (i) 1,208 shares of common stock held by Ms. Keith, (ii) 0 stock options held by Ms. Keith that are exercisable within 60 days of the date indicated above, and (iii) 7,474 RSUs held by Ms. Keith that will vest within 60 days of the date indicated above.

(12)
Consists of (i) 27,770 shares of common stock held by Ms. Cooks Levitan, (ii) 34,500 stock options held by Ms. Cooks Levitan that are exercisable within 60 days of the date indicated above (6,900 of the stock options are unvested but permit early exercise), and (iii) 7,474 RSUs held by Ms. Cooks Levitan that will vest within 60 days of the date indicated above.

(13)
Consists of (i) 0 shares of common stock held by Mr. Mitchell, (ii) 0 stock options held by Mr. Mitchell that are exercisable within 60 days of the date indicated above, and (iii) 4,967 RSUs held by Mr. Mitchell that will vest within 60 days of the date indicated above.

(14)
Consists of (i) 22,804 shares of common stock held by Ms. Parham, (ii) 0 stock options held by Ms. Parham that are exercisable within 60 days of the date indicated above, and (iii) 7,474 RSUs held by Ms. Parham that will vest within 60 days of the date indicated above.

(15)
Consists of (i) 33,613 shares of common stock held by Mr. Perry, (ii) 20,700 stock options held by Mr. Perry that are exercisable within 60 days of the date indicated above, and (iii) 10,411 RSUs held by Mr. Perry that will vest within 60 days of the date indicated above.

(16)
Consists of (i) 25,194 shares of common stock held by Ms. Pritchard, (ii) 0 stock options held by Ms. Pritchard that are exercisable within 60 days of the date indicated above, and (iii) 7,474 RSUs held by Ms. Pritchard that will vest within 60 days of the date indicated above.

(17)
Consists of (i) 4,227 shares of common stock held by Ms. Watson, (ii) 34,500 stock options held by Ms. Watson that are exercisable within 60 days of the date indicated above, and (iii) 10,037 RSUs held by Ms. Watson that will vest within 60 days of the date indicated above.

(18)
Consists of (i) 36,773 shares of common stock held by Mr. Wolford, (ii) 34,500 stock options held by Mr. Wolford that are exercisable within 60 days of the date indicated above, and (iii) 10,277 RSUs held by Mr. Wolford that will vest within 60 days of the date indicated above.

(19)
Consists of (i) 4,100,655 shares of common stock (including restricted stock awards held by our executive officers), (ii) 1,839,116 stock options that are exercisable within 60 days of the date indicated above, and (iii) 65,588 RSUs that will vest within 60 days of the date indicated above.

Stockholder Engagement
We are committed to acting in the best interests of our stockholders and view ongoing dialogue with stockholders as a critical component of our corporate governance program. Members of management and our Board actively engage with our stockholders through in-person and telephonic meetings throughout the year in order to fully understand their viewpoints concerning our company, to garner feedback on areas for improvement, and to help our stockholders better understand our performance and long-term strategic plan.

2021 Proxy Statement	72

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Management provides our Board with regular updates regarding its stockholder outreach efforts as well as feedback received from stockholders, which helps to influence our policies and practices. We believe our regular engagement with stockholders fosters an open exchange of ideas and perspectives for both e.l.f. Beauty and its stockholders.
During FY 2021, we actively engaged with stockholders representing approximately 60% of our outstanding common stock in order to understand their viewpoints concerning a number of topics, including topics relating to our strategic direction (such as our key strategic imperatives), opportunities for growth, capital allocation strategies, executive compensation programs and policies, and corporate governance profile and policies. See under the heading “Executive Compensation—Compensation Discussion and Analysis—Executive Summary—Stockholder Feedback / Say-on-Pay Advisory Vote” for information regarding the Compensation Committee’s outreach to obtain our stockholders’ insights on our executive compensation program.
Stockholders may communicate with our Board as set forth under the heading “Our Board of Directors—How You can Communicate with our Board” or may otherwise communicate with us by contacting our investor relations department at:
e.l.f. Beauty, Inc.
ATTN: Investor Relations
570 10th Street
Oakland, California 94607
ir@elfbeauty.com
Stockholder Proposals
In the event that a stockholder desires to have a proposal considered for presentation at the 2022 annual meeting of stockholders and included in our proxy statement and form of proxy used in connection with the 2022 annual meeting of stockholders, the proposal must be forwarded in writing to our Corporate Secretary and it must comply with the requirements of SEC Rule 14a-8.
Under SEC Rule 14a-8, stockholder proposals must be received not less than 120 calendar days prior to the one-year anniversary of the date the proxy statement was released to stockholders in connection with the previous year's annual meeting, which for the 2022 annual meeting of stockholders will be March 18, 2022. However, if we hold the 2022 annual meeting of stockholders more than 30 days before, or more than 60 days after, August 26, 2022 (the one-year anniversary of the 2021 annual meeting), we will disclose the deadline by which stockholder proposals to be included in our proxy materials must be received under Item 5 of Part II of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any other means reasonably determined to inform our stockholders.
If a stockholder, rather than including a proposal in our proxy statement as discussed above, commences his or her own proxy solicitation for the 2022 annual meeting of stockholders or proposes business for consideration at the 2022 annual meeting of stockholders, we must receive notice of the proposal between April 28, 2022 and May 28, 2022. However, if we hold the 2022 annual meeting of stockholders more than 30 days before, or more than 60 days after, August 26, 2022 (the one-year anniversary of the 2021 annual meeting), we must receive notice of the proposal no later than the 90th day prior to the date of the 2022 annual meeting of stockholders or, if later, the 10th day following the day we first publicly disclose the date of the 2022 annual meeting of stockholders. Any such proposal must comply with the requirements of our bylaws, which contain additional requirements about advance notice of stockholder proposals.

73	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Proposals and notices should be submitted in writing to:
e.l.f. Beauty, Inc.
ATTN: Corporate Secretary
570 10th Street
Oakland, California 94607

2021 Proxy Statement	74

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

AUDIT MATTERS

Proposal 3:	Ratification of the Appointment of Independent Registered Public Accounting Firm
☑ FOR
Our Board unanimously recommends a vote “FOR” the appointment of Deloitte as our independent registered public accounting firm for FY 2022.
Our Board, based on the Audit Committee’s assessment of Deloitte’s qualifications and performance, believes the appointment of Deloitte for FY 2022 is in the best interests of our stockholders.

What am I voting on?
Stockholders are being asked to ratify the appointment of Deloitte by the Audit Committee as e.l.f. Beauty’s independent registered public accounting firm for FY 2022.
In making its selection, the Audit Committee annually reviews Deloitte’s independence, periodically considers whether to rotate the independent registered public accounting firm and considers the advisability and potential impact of selecting a different independent registered accounting firm. Additionally, the Audit Committee monitors the rotation of the partners assigned to our audit engagement team in accordance with applicable laws and rules.
Representatives of Deloitte are expected to attend the 2021 annual meeting. They will have an opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions.
Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte as our independent registered public accounting firm. However, our Board is submitting the selection of Deloitte as our independent registered public accounting firm to the stockholders for ratification as a matter of good corporate practice.
If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its sole discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of e.l.f. Beauty and its stockholders.
What is the Required Vote?
The appointment will be ratified if a majority of votes cast (meaning the number of shares voted “For” must exceed the number of shares voted “Against” in order for this proposal to be approved). Abstentions and broker non-votes are not considered votes cast for this proposal and will have no effect on the vote for this proposal.

75	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Audit Fees and Services
The following table shows the aggregate fees billed to us by Deloitte, our independent registered public accounting firm for FY 2021, FY 2020, and 2019T. All fees described were pre-approved by the Audit Committee.

type of fees	FY 2021	FY 2020	2019T
Audit Fees (1)	$1,559,500	$985,000	$365,300
Audit-Related Fees	—	—	—
Tax Fees (2)	$20,413	$17,825	$8,320
All Other Fees	—	—	—
Total	$1,579,913	$1,002,825	$373,620

(1)	Includes fees related to financial statement audit, quarterly reviews, registration statements, and China statutory audit.
(2)	Includes fees related to general tax consulting, transfer pricing, and uniform capitalization services.
Pre-Approval Policy
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. Actual amounts billed, to the extent in excess of any estimated amounts, are periodically reviewed and approved by the Audit Committee.
The Audit Committee has determined that the rendering of the services other than audit services by Deloitte is compatible with maintaining the principal accountant’s independence.
Audit Committee Report
The Audit Committee is comprised of independent directors as required by the listing standards of the NYSE and the SEC rules. At the time of approval of this report, the members of the Audit Committee are Ms. Sabrina Simmons, Ms. Richelle Parham and Mr. Richard Wolford. The Audit Committee operates pursuant to a written charter adopted by the Board.
The role of the Audit Committee is to oversee e.l.f. Beauty’s financial reporting process on behalf of the Board. Management of e.l.f. Beauty has the primary responsibility for e.l.f. Beauty’s financial statements as well as e.l.f. Beauty’s financial reporting process and principles, internal controls, and disclosure controls. The independent auditors are responsible for performing an audit of e.l.f. Beauty’s financial statements and the effectiveness of e.l.f. Beauty’s internal controls over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board (the “PCAOB”).
In this context, the Audit Committee has reviewed and discussed the audited financial statements of e.l.f. Beauty as of and for the fiscal year ended March 31, 2021 with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the PCAOB.

2021 Proxy Statement	76

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB and the SEC relating to auditor independence communications, as currently in effect, and it has discussed with the auditors their independence from e.l.f. Beauty. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to e.l.f. Beauty is compatible with maintaining the auditor’s independence.
Based on the reports and discussions above, the Audit Committee recommended to the Board that the audited financial statements be included in e.l.f. Beauty’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021.
AUDIT COMMITTEE
Sabrina Simmons, Chair
Richelle Parham
Richard Wolford
The report of the Audit Committee will not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that e.l.f. Beauty specifically incorporates it by reference into that filing.

77	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

ADDITIONAL INFORMATION
Important Information Regarding the Virtual Meeting
The 2021 annual meeting will only be conducted virtually online. There is no physical location for the 2021 annual meeting.
To access the 2021 annual meeting, please visit meetings.computershare.com/MW2Q9Z9 on August 26, 2021.
Stockholders of record as of July 6, 2021 and beneficial owners of our common stock as of July 6, 2021 may attend, participate in, and vote by online ballot at, the 2021 annual meeting. Instructions for registering for, and participating in, the 2021 annual meeting are detailed below. Guests and other stockholders may attend the 2021 annual meeting by visiting the virtual meeting website and joining as a guest—guests, however, may not have the opportunity to ask questions at the 2021 annual meeting.
Stockholders of Record
You are a stockholder of record if your shares were registered directly in your name with the transfer agent for our common stock, Computershare, Inc. (“Computershare”), as of July 6, 2021. Stockholders of record as of July 6, 2021 do not need to register to participate in or vote by online ballot at the 2021 annual meeting. Your individual control number, which you will need to participate in or vote by online ballot at the virtual meeting, is included on your proxy card or Notice of Internet Availability of Proxy Materials.
Beneficial Owners
If your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, trustee, or nominee (generally referred to in this proxy statement as a “broker”), as of July 6, 2021, then you are the beneficial owner of shares held in “street name”.
Beneficial owners as of July 6, 2021 must register in advance (and obtain an individual control number) if they wish to participate in or vote by online ballot at the 2021 annual meeting.
To register for the 2021 annual meeting and receive your individual control number, you must first obtain a “legal proxy” from your broker—follow the instructions included in the voting instruction form or contact your broker to request a legal proxy. The voting instruction form you received in connection with the 2021 annual meeting is not a legal proxy. Please note requesting a legal proxy from your broker will revoke any vote by proxy you might have previously executed, and your shares will only be represented with respect to the proposals if you vote by online ballot at the 2021 annual meeting.
You must submit your legal proxy showing your ownership of our common stock as of July 6, 2021, and your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than August 24, 2021. You will receive a confirmation of your registration by email after Computershare receives your registration information.
Requests for registration for the 2021 annual meeting should be directed to Computershare as follows:

2021 Proxy Statement	78

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

•By email. Forward the email from your broker (or attach an image of your legal proxy showing your ownership of our common stock as of July 6, 2021) to legalproxy@computershare.com. Please include your name and email address as well.
•By mail. Send a copy of your legal proxy showing your ownership of our common stock as of July 6, 2021 and your name and email address to:
Computershare
e.l.f. Beauty Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001
Other Business for Consideration
Our Board does not presently intend to bring any business other than the proposals listed in the Notice of Annual Meeting of Stockholders and this proxy statement before the 2021 annual meeting, and does not know of any other business to be brought before the 2021 annual meeting except as listed in the Notice of Annual Meeting of Stockholders and this proxy statement. If any additional business may properly come before the 2021 annual meeting, each person named as a proxy holder in the proxy card will vote on any such business in accordance with his or her best judgment.
No Incorporation by Reference
In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we refer you to information previously filed with the SEC that should be considered as part of the particular filing. As provided under SEC rules, the Audit Committee Report and the Compensation Committee Report contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC, are not deemed to be “soliciting material”, and are not deemed “filed” with the SEC, except to the extent that we specifically incorporate any such material by reference into that other filing.
In addition, we have included certain website addresses in this proxy statement. Those website addresses are intended to provide inactive, textual references only and the information on those websites is not part of this proxy statement.
Annual Report
We encourage our stockholders to read our annual report for FY 2021 (the “2021 Annual Report”) for information regarding our performance in FY 2021. Our 2021 Annual Report has been made available to our stockholders at www.edocumentview.com/ELF and posted on our investor relations website at investor.elfbeauty.com/stock-and-financial/latest-annual-report-and-proxy-statement.
We will provide, without charge, a copy of our 2021 Annual Report (including the financial statements and the financial statement schedules but excluding the exhibits) upon the written request of any stockholder. Requests for our 2021 Annual Report can be made by writing to our investor relations department at:

79	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

e.l.f. Beauty, Inc. ATTN: Investor Relations 570 10th Street Oakland, California 94607
ir@elfbeauty.com
Expenses of Solicitation
The proxy is solicited on behalf of our Board, and we are paying for the cost of the proxy solicitation process. Proxies may be solicited by mail, the Internet, telephone, personal contact, email, other electronic channels of communication, or otherwise, and may also be solicited by directors, officers and employees. No additional compensation will be paid to our directors, officers or other employees for soliciting proxies.
We also will request brokers and fiduciaries to forward proxy materials to the beneficial owners of shares of our stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice.
Stockholders Sharing the Same Address
Due to the small number of stockholders of record and cost to implement, we no longer provide “householding” of our proxy materials. Every stockholder of record, regardless of whether that stockholder of record has the same address and last name of another stockholder of record, will receive a Notice of Internet Availability of Proxy Materials or, if requested, one copy of our proxy materials.
If you are a beneficial owner of shares, and you share an address with other beneficial owners, your broker is permitted to deliver a single copy of our proxy materials to your address, unless you otherwise request separate copies from your broker.
Forward-Looking Statements
This proxy statement contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on management's current expectations, estimates, forecasts, projections, beliefs and assumptions and are not guarantees of future performance. Although we believe that the expectations reflected in the forward-looking statements are reasonable, actual results and the timing of selected events may differ materially from those expectations. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the risks and uncertainties that are described in our 2021 Annual Report, as updated from time to time in our SEC filings. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date hereof. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.
Note Regarding Non-GAAP Financial Measures
This proxy statement includes references to non-GAAP measures, including Adjusted EBITDA. We present these non-GAAP measures because our management uses them as supplemental measures in assessing our operating performance,

2021 Proxy Statement	80

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

and believes they are helpful to investors, securities analysts and other interested parties in evaluating our performance. The non-GAAP measures included in this proxy statement are not measurements of financial performance under GAAP and they should not be considered as alternatives to measures of performance derived in accordance with GAAP. In addition, these non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. These non-GAAP measures have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing our results as reported under GAAP. Our definitions and calculations of these non-GAAP measures are not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation. Adjusted EBITDA excludes costs or gains related to restructuring of operations, stock-based compensation and other non-cash and non-recurring costs.

81	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

QUESTIONS AND ANSWERS
Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?
Under SEC rules, we have elected to provide access to our proxy materials over the Internet.
On or about July 16, 2021, we will mail a Notice of Internet Availability of Proxy Materials to our stockholders of record as of July 6, 2021 directing stockholders to a website where they can access the proxy materials and view instructions on how to vote their shares via the Internet.
If you received the Notice of Internet Availability of Proxy Materials only and would like to receive a paper copy of the proxy materials, please follow the instructions in the Notice of Internet Availability of Proxy Materials to request that a paper copy be mailed to you. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of the 2021 annual meeting.
What are the proxy materials for?
These proxy materials are being made available to you in connection with the solicitation of proxies by our Board for the 2021 annual meeting to be held virtually on August 26, 2021 at 8:30 a.m. Pacific time.
What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or more than one set of proxy materials?
If you receive more than one Notice of Internet Availability of Proxy Materials or one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions in each Notice of Internet Availability of Proxy Materials or each set of proxy materials to ensure that all of your shares are voted.
How can I access the proxy materials over the Internet?
The proxy materials are available at www.edocumentview.com/ELF.
What information is contained in the proxy materials?
The information included in this proxy statement relates to the election of directors and other proposals to be voted upon at the 2021 annual meeting, the voting process, the compensation of directors and our named executive officers, and certain other required information. The proxy materials also include our 2021 Annual Report.
Is there a physical location for the 2021 annual meeting?
No. The 2021 annual meeting will only be held virtually online. To access the 2021 annual meeting, please visit meetings.computershare.com/MW2Q9Z9 on August 26, 2021.
Please see under the heading “Additional Information—Important Information Regarding the Virtual Meeting”

2021 Proxy Statement	82

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

for additional information on how to register and attend the 2021 annual meeting.
Who may attend the 2021 annual meeting?
All stockholders of record as of July 6, 2021, beneficial owners of shares as of July 6, 2021, holders of valid proxies for those stockholders, and other persons invited by us may attend the 2021 annual meeting.
You are a stockholder of record if your shares were registered directly in your name with the transfer agent for our common stock, Computershare, as of July 6, 2021.
If your shares were held not in your name, but rather in an account at a broker, as of July 6, 2021, then you are the beneficial owner of shares held in “street name” and the broker holding your account is considered to be the stockholder of record for purposes of voting at the 2021 annual meeting.
Please see under the heading “Additional Information—Important Information Regarding the Virtual Meeting” for information on how to register and attend the 2021 annual meeting.
What proposals are being voted on at the 2021 annual meeting?
There are three proposals to be voted on at the 2021 annual meeting:
•the election of four Class II directors (Proposal 1);
•the approval, on an advisory basis, of the compensation for our named executive officers (Proposal 2); and
•the ratification of the appointment of Deloitte as our independent registered public accounting firm for FY 2022 (Proposal 3).
What if another matter (other than the proposals listed in this proxy statement) is properly brought before the 2021 annual meeting?
Our Board knows of no other matters that will be presented for consideration at the 2021 annual meeting. If any other matters are properly brought before the 2021 annual meeting or any postponement or adjournment thereof, it is the intention of each person named as a proxy holder in the proxy card to vote on those matters in accordance with his or her best judgment.
What happens if a nominee is unable to stand for election?
If a nominee is unable to stand for election, our Board may reduce the number of directors on our Board or it may name a substitute nominee. If a substitute is named, shares represented by properly executed proxies may be voted for the substitute nominee.
How does the Board recommend I vote?
Our Board unanimously recommends that you vote your shares as follows:
•“FOR” all of the Class II director nominees named in this proxy statement and listed on the proxy card or voting instruction form (Proposal 1);
•“FOR” the approval, on an advisory basis, of the compensation for our named executive officers (Proposal 2);
•“FOR” the ratification of the appointment of Deloitte as our independent registered public accounting firm for FY 2022 (Proposal 3).

83	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

Does my vote matter?
YES, YOUR VOTE IS IMPORTANT.
We are required to obtain stockholder approval for the election of Class II directors and other important matters. Each share of common stock is entitled to one vote and every share voted has the same weight. In order for e.l.f. Beauty to obtain the necessary stockholder approval of proposals, a “quorum” of stockholders (a majority of the issued and outstanding shares entitled to vote at the meeting) must be represented at the 2021 annual meeting in person or by proxy.
If a quorum is not obtained, e.l.f. Beauty must postpone the 2021 annual meeting and solicit additional proxies. This is an expensive and time-consuming process.
Voting by proxy is important for us to obtain a quorum, hold the meeting, and complete the stockholder vote.
How do I vote?
You may vote your shares by proxy through the Internet, by proxy by telephone, or by proxy by mail as indicated on the Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form. You may also vote using the online ballot at the 2021 annual meeting. All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the 2021 annual meeting, and not revoked or superseded, will be voted at the 2021 annual meeting in accordance with the instructions indicated on those proxies.
Whether or not you plan to attend the 2021 annual meeting, we urge you to vote by proxy through the Internet, by proxy by telephone, or using a proxy card or voting instruction form to ensure your vote is counted. You may still attend the 2021 annual meeting and vote by ballot even if you have already voted by proxy.
Voting procedures based on how your shares are held are described below.
Stockholders of record
•To vote by proxy through the Internet, go to www.envisionreports.com/ELF. You will be asked to provide your individual control number.
•To vote by proxy by telephone, call 1-800-652-VOTE (8683) within the United States, U.S. territories, and Canada.
•To vote by mail, please request a full set of proxy materials (if you do not already have a full set) and then simply complete, sign, and date the enclosed proxy card and return it promptly in the postage-paid envelope. If we receive your properly executed proxy card before the 2021 annual meeting, we will vote your shares as directed by your proxy card.
•To vote by online ballot at the 2021 annual meeting, attend the 2021 annual meeting and vote your shares using the online ballot on the virtual meeting website.
Beneficial owners of shares
•You should have received a voting instruction form containing voting instructions from your broker rather than from us. Follow the detailed instructions in the voting instruction form to ensure that your vote is counted.
•You may also vote by proxy though the Internet or by proxy by telephone as instructed by your broker.
•If you wish to vote by online ballot at the 2021 annual meeting, you must obtain a “legal proxy” from your broker to vote. Follow the instructions included with the voting instruction form or contact your broker to request a “legal

2021 Proxy Statement	84

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

proxy”. The voting instruction form you received in connection with the 2021 annual meeting is not a legal proxy. Please note requesting a legal proxy from your broker will revoke any vote by proxy you might have previously executed, and your shares will only be represented with respect to the proposals if you vote by online ballot at the 2021 annual meeting.
Please see under the heading “Additional Information—Important Information Regarding the Virtual Meeting” for information on how to register and attend the 2021 annual meeting.
When is the record date for the 2021 annual meeting?
July 6, 2021.
How many votes do I have?
On each matter to be voted upon, each holder of shares of common stock is entitled to one vote for each share of common stock held as of July 6, 2021.
Who is entitled to vote?
Stockholders as of July 6, 2021 are entitled to vote on all items properly presented at our 2021 annual meeting. On July 6, 2021, 52,132,517 shares of our common stock were issued and outstanding and entitled to vote. Every stockholder is entitled to one vote for each share of common stock held on July 6, 2021.
Who can vote by online ballot at the 2021 annual meeting?
Stockholders of record as of July 6, 2021 may vote by online ballot at the 2021 annual meeting.
If you held your shares through a broker, you may not vote your shares by online ballot at the 2021 annual meeting unless you provide a legal proxy from your broker.
Follow the instructions included with the voting instruction form or contact your broker to request a legal proxy. The voting instruction form you received in connection with the 2021 annual meeting is not a legal proxy. Please note requesting a legal proxy from your broker will revoke any vote by proxy you might have previously executed, and your shares will only be represented with respect to the proposals if you vote by online ballot at the 2021 annual meeting.
Whether or not you plan to attend the 2021 annual meeting, we urge you to vote by proxy through the Internet, vote by proxy by telephone, or sign, date, and return a proxy card or voting instruction form to ensure your vote is counted.
How many votes are needed to approve the proposals?
Election of Class II directors. Director nominees will be elected by the vote of a plurality of the votes cast at the 2021 annual meeting. A plurality voting standard means that the four nominees receiving the most “For” votes will be elected. “Withhold” votes and broker non-votes are not considered votes cast for this purpose and will have no effect on the election of the nominees.
Advisory vote on compensation for our named executive officers. This proposal will be decided by a majority of the votes cast. This means that the number of shares voted “For” must exceed the number of shares voted “Against” in order for this proposal to be approved. Abstentions and broker non-votes are not considered votes cast for this purpose and will have no effect on the vote for this proposal.
Ratification of appointment of Deloitte as our independent registered public accounting firm. This proposal will be decided by a majority of the votes cast. This means that the number of shares voted “For” must exceed the number of shares voted “Against” in order for this proposal to be approved. Abstentions and broker

85	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

non-votes are not considered votes cast for this purpose and will have no effect on the vote for this proposal.
Who counts the votes?
Computershare, our transfer agent, has been engaged as our independent agent to tabulate stockholder votes and appointed as the inspector of election.
What are “broker non-votes”?
If you are a beneficial owner of shares and your shares are held by your broker and you do not provide your broker with voting instructions, your shares may constitute “broker non-votes.”
Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business.
A broker is entitled to vote shares held by a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. However, absent instructions from the beneficial owner, a broker is not entitled to vote shares held for a beneficial owner on "non-routine" matters.
The proposals to be voted on at the 2021 annual meeting are classified as follows:

proposal		classification
1.	Election of Class II directors	non-routine
2.	Advisory vote on compensation for our named executive officers	non-routine
3.	Ratification of appointment of Deloitte as our independent registered public accounting firm	routine
If you hold your shares beneficially through a broker, it is critical that you cast your vote if you want it to count for the “non-routine” proposals. If you hold your shares beneficially through a broker and you do not instruct your broker how to vote for the “non-routine” proposals, no votes will be cast on your behalf for those proposals. Follow the detailed instructions in the enclosed voting instruction form to ensure that your vote is counted.
What if I return a proxy card but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted:
•“FOR” all the nominees listed on the proxy card as Class II directors;
•“FOR” the approval, on an advisory basis, of the compensation for our named executive officers; and
•“FOR” the ratification of the appointment of Deloitte as our independent registered public accounting firm for FY 2022.
Can I change my vote or revoke my proxy after submitting my proxy?
Yes. You can revoke your proxy at any time before it is exercised at the 2021 annual meeting.
If you are a stockholder of record, you may revoke your proxy before it is exercised at the 2021 annual meeting in any one of the following ways:
•you may grant a subsequent proxy through the Internet;
•you may grant a subsequent proxy by telephone;
•you may mail another properly completed proxy card with a later date;
•you may attend the 2021 annual meeting and vote by online ballot. Simply attending the

2021 Proxy Statement	86

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

2021 annual meeting will not, by itself, revoke your proxy; or
•you may send a timely written notice that you are revoking your proxy to:
e.l.f. Beauty, Inc.
ATTN: Corporate Secretary
570 10th Street
Oakland, California 94607
Only the latest dated validly executed proxy that you submit (either by mail, phone, or the Internet) will be counted.
If you are a beneficial owner of shares and your shares are held by your broker, you should follow the instructions provided by your broker if you wish to change your vote or revoke your proxy.
What is a quorum and what constitutes a quorum?
A “quorum” is the number of shares that must be present, in person or by proxy, in order for business to be conducted at the 2021 annual meeting. The required quorum for the 2021 annual meeting is the presence in person or by proxy of the holders of a majority in voting power of the stock issued and outstanding as of the record date and entitled to vote at the 2021 annual meeting.
As there were 52,132,517 shares of our common stock issued, outstanding and entitled to vote as of July 6, 2021, the record date, a quorum will be present for the 2021 annual meeting if an aggregate of at least 26,066,259 shares are present in person or by proxy at the 2021 annual meeting. If there is no quorum, either the chairperson of the 2021 annual meeting or a majority in voting power of the stockholders entitled to vote at the 2021 annual meeting, present in person or represented by proxy, may adjourn the 2021 annual meeting to another time or place.
If you are a stockholder of record, your shares will be counted towards the quorum only if you submit a valid proxy or vote at the 2021 annual meeting. If you hold your shares beneficially through a broker, your shares will be counted towards the quorum if your broker submits a proxy for your shares at the 2021 annual meeting, even if that proxy results in a broker non-vote due to the absence of voting instructions from you.
“Withhold” votes, abstentions, and broker non-votes, if any, will be counted for the purpose of determining the presence or absence of a quorum.
How can I find out the results of the voting at the 2021 annual meeting?
We will publish preliminary voting results in a Current Report on Form 8-K within four business days following the 2021 annual meeting and publish final results in a Current Report on Form 8-K as soon as practicable following final certification by the inspector of election.
Will Deloitte be present at the 2021 annual meeting?
Representatives of Deloitte, our independent registered public accounting firm for FY 2021, are expected to be present at the 2021 annual meeting and will have the opportunity to make statements, if they so desire, and to respond to appropriate questions.
When are stockholder proposals or director nominations due for the 2022 annual meeting of stockholders?
If a stockholder wishes to have a proposal considered for presentation at the 2022 annual meeting of stockholders and included in our proxy statement and form of proxy used in connection with the 2022 annual meeting of stockholders, the proposal must be forwarded in writing to our Corporate Secretary, must comply with the requirements of SEC Rule 14a-8, and must be

87	2021 Proxy Statement

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes

received by March 18, 2022. However, if we hold the 2022 annual meeting of stockholders more than 30 days before, or more than 60 days after, August 26, 2022, we will publicly disclose the deadline by which stockholder proposals to be included in our proxy materials must be received.
If a stockholder, rather than including a proposal in our proxy statement as discussed above, commences his or her own proxy solicitation for the 2022 annual meeting of stockholders (including nominating individuals for election to our Board) or proposes business for consideration at the 2022 annual meeting of stockholders, we must receive notice of the proposal between April 28, 2022 and May 28, 2022. However, if we hold the 2022 annual meeting of stockholders more than 30 days before, or more than 60 days after, August 26, 2022, we must receive notice of the proposal no later than the 90th day prior to the date of the 2022 annual meeting of stockholders or, if later, the 10th day following the day we first publicly disclose the date of the 2022 annual meeting of stockholders. Any such proposal must comply with the requirements of our bylaws, which contain additional requirements about advance notice of stockholder proposals.
Proposals and notices should be submitted in writing to:
e.l.f. Beauty, Inc.
ATTN: Corporate Secretary
570 10th Street
Oakland, California 94607
What if my question isn’t listed here?
If your question wasn’t listed here, please contact our investor relations department at:
e.l.f. Beauty, Inc.
ATTN: Investor Relations
570 10th Street
Oakland, California 94607
ir@elfbeauty.com

2021 Proxy Statement	88

Intro	Board	Company	Exec. Comp.	Equity Plans	Stockholders	Audit	Add’l. Info	Q&A	Annexes
ANNEX A
GAAP to Non-GAAP Reconciliation Tables
Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA (unaudited) (in thousands)

FY 2021
Net income	$6,232
Interest expense, net	$4,090
Income (benefit) tax provision	$(2,542)
Depreciation and amortization	$21,078
EBITDA	$28,858
Restructuring expense (1)	$2,641
Stock-based compensation	$19,682
Other non-cash and non-recurring costs (2)	$9,897
Adjusted EBITDA	$61,078

(1)
Restructuring expense during the year ended March 31, 2021 relates to the closure of our manufacturing plant, including impairment of plant assets, the disposal of excess inventory on hand at the plant; and the termination of manufacturing plant employees.

(2)
Represents various non-cash or non-recurring costs, including proxy contest expenses, pre-launch costs to develop Keys Soulcare, acquisition-related costs for W3LL PEOPLE, and costs related to the automation of certain warehouse and distribution activities.

89	2021 Proxy Statement

KEYS
SOULCARE
SACRED BODY OIL
HUILE SACRÉE POUR LE CORPS
Alicia Keys

E.L.F. BEAUTY

We build brands designed to disrupt industry norms, shape culture and connect communities through positivity, inclusivity and accessibility. Our products are **clean, cruelty-free and offer unparalleled quality for price.**

e.l.f.
eyes.lips.face.

W3LL PEOPLE

KEYS SOULCARE

E.L.F. BEAUTY

VOTE

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to **www.envisionreports.com/ELF** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/ELF

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2021 Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. To elect four Class II directors, each to serve for three years.

01 - Lauren Cooks Levitan
02 - Kenny Mitchell
03 - Richelle Parham
04 - Richard Wolford

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04
☐	☐	☐	☐

	For	Against	Abstain
2. To approve, on an advisory basis, the compensation of the Company's named executive officers.	☐	☐	☐
3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2022.	☐	☐	☐

Note: The proxies are authorized to vote in their discretion upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 J N T

1 U P X 5 0 8 0 8 7

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

03H7JD

The 2021 Annual Meeting of Stockholders of e.l.f. Beauty, Inc. will be held on Thursday, August 26, 2021 at 8:30 A.M., Pacific time, virtually via the internet at Meetings.computershare.com/MW2Q9Z9.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/ELF

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/ELF

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — e.l.f. Beauty, Inc.

Proxy Solicited by Board of Directors

The stockholder(s) hereby appoint(s) Tarang Amin, Mandy Fields, and Scott Milsten, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of e.l.f. Beauty, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 a.m., Pacific time, on August 26, 2021, and any adjournment or postponement thereof, on all matters set forth on the reverse side and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.